Exhibit 10.1
EXECUTION VERSION
$500,000,000
CREDIT AND GUARANTEE AGREEMENT
among
LEAR CORPORATION,
a Debtor and Debtor-in-Possession, as Borrower
THE OTHER GUARANTORS NAMED HEREIN,
each (other than Lear ASC Corporation) a Debtor and Debtor-in-Possession,
The Several Lenders from Time to Time Parties Hereto,
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
Dated as of July 6, 2009

J. P. MORGAN SECURITIES INC.
and
CITIGROUP GLOBAL MARKETS INC.,
as Joint Lead Arrangers and Joint Bookrunners

SCHEDULES:

1.1A	Commitments
4.14	Subsidiaries
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens
EXHIBITS:

A	Form of Final Order
B	Form of Intercompany Subordinated Note
C	Form of Assignment and Assumption
D	Form of Compliance Certificate
E	Form of Exemption Certificate
F	Form of Prepetition Credit Agreement Amendment
G	Warrant Term Sheet
H	Restructuring Term Sheet
I	Exit Credit Agreement

THIS DEBT IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE INTERNAL REVENUE CODE. A LENDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO LEAR CORPORATION AT THE FOLLOWING ADDRESS: 21557 TELEGRAPH ROAD, SOUTHFIELD, MICHIGAN 48034, ATTENTION: SHARI L. BURGESS.
          CREDIT AND GUARANTEE AGREEMENT (this “Agreement”), dated as of July 6, 2009, among (i) LEAR CORPORATION, a Delaware corporation (the “Borrower”), which is a debtor and debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code, and (ii) each of the direct and indirect domestic Wholly-Owned Subsidiaries of the Borrower signatory hereto (such Subsidiaries, the “Guarantors” and, the Guarantors (other than Lear ASC Corporation), together with the Borrower, the “Debtors” and each a “Debtor”), each of which Guarantors (other than Lear ASC Corporation) is a debtor and a debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code (the cases of the Debtors, each a “Case” and, collectively, the “Cases”), (iii) the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), and (iv) JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”).
INTRODUCTORY STATEMENT:
          On or about July 6, 2009 (the “Petition Date”), the Debtors filed voluntary petitions with the Bankruptcy Court (such term and other capitalized terms used in this Introductory Statement are as defined in this Introductory Statement or are being used with the meanings given to such terms in Section 1.1) initiating the Cases and have continued in the possession of their assets and in the management of their businesses pursuant to Bankruptcy Code Sections 1107 and 1108.
          Pursuant to this Agreement and the Final Order, the Lenders are making available to the Borrower a $500,000,000 debtor-in-possession term loan facility (the “DIP Facility”), all of the Borrower’s obligations with respect to which are guaranteed by the Guarantors.
          The proceeds of the Loans will be used for working capital and other general corporate purposes of the Borrower and its Subsidiaries (including without limitation, for the payment of fees and expenses incurred in connection with entering into this Agreement and the transactions contemplated hereby), in all cases subject to the terms of this Agreement and the Final Order.
          To provide guarantees for the repayment of the Loans and the payment of the other Obligations of the Loan Parties hereunder and under the other Loan Documents, the Debtors are providing to the Administrative Agent and the Lenders, pursuant to this Agreement and subject to the Final Order, the following (each as more fully described herein):
          (a) a guarantee from each of the Guarantors of the due and punctual payment and performance of the Obligations of the Borrower;
          (b) with respect to the Obligations of the Debtors, a Superpriority Claim entitled to the benefits of Bankruptcy Code Section 364(c)(1) in each of the Cases;
          (c) pursuant to Bankruptcy Code Section 364(c)(2) a perfected first priority (subject to permitted exceptions) Lien on all present and after-acquired property of the Debtors not subject to a

           Lien on the Petition Date, excluding, in all cases, thirty-five (35%) percent of the total outstanding voting Capital Stock of each new or existing Foreign Subsidiary;
          (d) pursuant to Bankruptcy Code Section 364(c)(3) a perfected junior Lien on all present and after-acquired property of the Debtors that is otherwise subject to a valid and perfected Lien on the Petition Date (other than Liens securing the Prepetition Obligations and Liens that are junior to the Liens securing the Prepetition Obligations) or a valid Lien perfected (but not granted) after the Petition Date to the extent such post-Petition Date perfection in respect of a pre-Petition Date claim is expressly permitted under the Bankruptcy Code; and
          (e) pursuant to Bankruptcy Code Section 364(d)(1) a perfected first priority (subject to permitted exceptions), senior priming Lien on (x) all present and after-acquired property of the Debtors that is subject to a valid, perfected and enforceable Lien on or after the Petition Date to secure the Prepetition Obligations, (y) all present and after-acquired assets that are presently subject to Liens that are junior to the Liens that secure the Prepetition Obligations and (z) the Liens granted after the Petition Date to provide adequate protection in respect of the Prepetition Obligations.
          All of the claims and the Liens granted hereunder and pursuant to the Final Order in the Cases to the Administrative Agent and the Lenders shall be subject to the Carve Out, but in each case only to the extent provided in the Final Order.
          Accordingly, the parties hereto hereby agree as follows:
SECTION 1. DEFINITIONS
          1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
          “ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Eurodollar Rate with a one-month Interest Period commencing on such day plus 1.0%. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate, respectively.
          “ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.
          “Administrative Agent”: JPMorgan Chase Bank, N.A., together with its affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.
          “Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
          “Agent Indemnitees”: as defined in Section 9.7.

          “Agreement”: as defined in the preamble hereto.
          “Applicable Margin”: a percentage per annum equal to (a) for ABR Loans, 9.0% and (b) for Eurodollar Loans, 10.0%.
          “Approved Fund”: as defined in Section 12.6(b).
          “Asset Sale”: any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by Section 7.5(a) — (l)) that yields Net Cash Proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $1,000,000.
          “Assignee”: as defined in Section 12.6(b).
          “Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit C.
          “Bankruptcy Code”: the Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. §§101 et seq.
          “Bankruptcy Court”: the United States Bankruptcy Court for the Southern District of New York, or any other court having jurisdiction over the Cases from time to time.
          “Benefited Lender”: as defined in Section 12.7(a).
          “Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).
          “Borrower”: as defined in the preamble hereto.
          “Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.
          “Borrowing Notice”: as defined in Section 2.2.
          “Budget”: as defined in Section 5(i).
          “Business”: as defined in Section 4.16(b).
          “Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.
          “Canadian Court”: the Ontario Superior Court of Justice, Commercial List.
          “Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries, but excluding (i) such expenditures that are made with all or any portion of a Reinvestment Deferred Amount, (ii) capitalized interest and (iii) such expenditures for which such Person is reimbursed in cash by a third party (other than any Group Member).
          “Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
          “Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
          “Carve Out”: as defined in Section 2.20(a).
          “Carve-Out Cap”: as defined in Section 2.20(a).
          “Carve-Out Trigger Notice”: a written notice delivered by the Administrative Agent to the Borrower, the United States Trustee, counsel for the Borrower and counsel for any statutory committee appointed in the Cases stating that an Event of Default has occurred and is continuing and that the Carve-Out Cap is invoked, which notice may only be delivered following the occurrence and during the continuance of an Event of Default.
          “Cases”: as defined in the preamble to this Agreement.
          “Cash Collateral”: as defined in Section 363(a) of the Bankruptcy Code.
          “Cash Equivalents”: (a) securities issued or unconditionally guaranteed or insured by the United States Government, the Canadian Government, Japan or any member of the European Union or any other government approved by the Administrative Agent (which approval shall not be unreasonably withheld), (b) securities issued or unconditionally guaranteed or insured by any state of the United States of America or province of Canada or any agency or instrumentality thereof having maturities of not more than twelve months from the date of acquisition and having one of the two highest ratings obtainable from either S&P or Moody’s, (c) time deposits, certificates of deposit and bankers’ acceptances having maturities of not more than twelve months from the date of acquisition, in each case with any Lender (or any affiliate of any thereof) or with any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia, Japan, Canada or any member of the European Union or any U.S. branch of a foreign bank having at the date of acquisition capital and surplus of not less than $100,000,000, (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a), (b) and (c) entered into with any bank meeting the qualifications specified in clause (c) above, (e) commercial paper issued by the parent corporation of any Lender and commercial paper rated, at the time of acquisition, at least “A-1” or the equivalent thereof by S&P or “P-1” or the equivalent thereof by Moody’s and in either case maturing within twelve months after the date of acquisition, (e) deposits maintained with money market funds having total assets in excess of $300,000,000, (f) demand deposit accounts maintained in the ordinary course of business with banks or trust companies, (g) temporary deposits, of amounts received in the ordinary course of business pending disbursement of such amounts, in demand deposit accounts in banks outside the United States, (h) deposits in mutual funds which invest substantially all of their assets in preferred equities issued by

           U.S. corporations rated at least “AA” (or the equivalent thereof) by S&P; provided, that notwithstanding the foregoing, Cash Equivalents shall, in any event, include all cash and cash equivalents as set forth in the Borrower’s balance sheet prepared in accordance with GAAP, and (i) other investments requested by the Borrower and approved by the Administrative Agent.
          “Cash Flow Forecast”: as defined in Section 6.2(f).
          “CCAA Cases”: the cases commenced by certain of the Canadian Subsidiaries of the Borrower in the Canadian Court under Section 18.6 of the Companies’ Creditors Arrangement Act.
          “Change of Control”: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Capital Stock representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Borrower; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated.
          “Chinese Acceptance Notes”: acceptance notes issued by Chinese banks in the ordinary course of business for the account of any direct or indirect Chinese Subsidiary of the Borrower or customers thereof to effect the current payment of goods and services in accordance with customary trade terms in China.
          “Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied or waived and the funding of the Loans occurs.
          “Code”: the Internal Revenue Code of 1986, as amended from time to time.
          “Collateral”: all property of the Loan Parties, now owned or hereafter acquired, as more particularly described and referred to as “DIP Collateral” in the Final Order or in the Collateral Documents.
          “Collateral Documents”: collectively, any Mortgages, collateral assignments, security agreements, pledge agreements, security agreements granting Liens in Intellectual Property or other similar agreements delivered to the Administrative Agent and the Lenders pursuant to the Loan Documents to secure the Obligations (including pursuant to Section 2.20(b)). The Collateral Documents shall supplement, and shall not limit, the grant of Collateral pursuant to the Final Order.
          “Commitment”: as to any Lender, the obligation of such Lender to make Loans to the Borrower in an aggregate principal amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1.1A. The original aggregate amount of the Commitments is $500,000,000.
          “Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.
          “Compliance Certificate”: a certificate of the Borrower duly executed by a Responsible Officer, on behalf of the Borrower, substantially in the form of Exhibit D.

          “Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.16, 2.17, 2.18 or 12.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.
          “Confirmation Order”: an order of the Bankruptcy Court confirming the Reorganization Plan.
          “Conforming Plan”: (a) a Reorganization Plan proposed by the Debtors that incorporates the terms and conditions set forth in the Restructuring Term Sheet attached as Exhibit H and is consistent in all material respects with the Restructuring Term Sheet (as may be modified in accordance with the terms of that certain letter agreement dated as of July 6, 2009 by and among the Borrower and certain of its Affiliates, JPMorgan Chase Bank, N.A. and the lender signatories thereto) or (b) a plan of reorganization proposed by the Debtors that provides for payment in full in cash of the Obligations.
          “Consolidated EBITDA”: for any Test Period (and calculated without duplication), Consolidated Net Income for such period excluding (a) any extraordinary and non-recurring non-cash expenses, losses, income or gains as determined in accordance with GAAP, (b) charges, premiums and expenses associated with the discharge of pre-petition Indebtedness, (c) charges relating to FAS 106, (d) any non-cash income included, and any non-cash deductions made, in determining Consolidated Net Income for such period (other than any deductions which represent the accrual of or a reserve for the payment of cash charges in any future period), provided that cash payments made in any subsequent period in respect of any item for which any such non-cash deduction was excluded in a prior period shall be deemed to reduce Consolidated Net Income by such amount in such subsequent period, (e) stock compensation expense and non-cash equity linked expense, (f) deferred financing fees (and any write-offs thereof), (g) write-offs of goodwill, (h) an aggregate amount of up to $200,000,000 for fiscal year 2009 and $120,000,000 for any fiscal year thereafter (provided that up to $25,000,000 of such amount may be carried forward to the following fiscal year or carried back to the preceding fiscal year) in respect of restructuring, restructuring-related or other similar charges, (i) fees, costs, charges, commissions and expenses or other charges incurred during such period in connection with this Agreement, the Cases, the Reorganization Plan, the Exit Credit Agreement and the transactions contemplated by the foregoing, including the write-off of receivables of Chrysler, GM and their affiliates as a result of their respective bankruptcy filings, the termination or settlement of executory contracts, professional and accounting costs fees and expenses, management incentive, employee retention or similar plans (in each case to the extent such plan is approved by the Bankruptcy Court to the extent required), litigation costs and settlements, asset write-downs, income and gains recorded in connection with the corporate reorganization effected in connection with the winding up the Debtors prior to emergence, (j) foreign exchange gains and losses and (k) any state or local taxes, plus, to the extent deducted in determining Consolidated Net Income, the sum of (A) Consolidated Interest Expense, (B) any expenses for taxes, (C) depreciation and amortization expense, (D) minority interests in income (or losses) of Subsidiaries and (E) net equity earnings (and losses) in Affiliates (excluding Subsidiaries).
          “Consolidated Interest Expense”: for any Test Period, the amount which would, in conformity with GAAP, be set forth opposite the caption “interest expense” (or any like caption) on a consolidated income statement of the Borrower and its Subsidiaries for such period; provided, that

           Consolidated Interest Expense for any period shall (a) exclude (i) any amortization or write-off of deferred financing fees during such period and (ii) premiums paid in connection with the discharge of Indebtedness and (b) include any interest income during such period.
          “Consolidated Net Income”: for any Test Period, the consolidated net income (or deficit) of the Borrower and its Subsidiaries for such period (taken as a cumulative whole), determined in accordance with GAAP; provided that any provision for post-retirement medical benefits, to the extent such provision calculated under FAS 106 exceeds actual cash outlays calculated on the “pay as you go” basis, shall not to be taken into account.
          “Consummation Date”: the date of substantial consummation (as defined in Section 1101 of the Bankruptcy Code) of a Reorganization Plan that is confirmed pursuant to a Confirmation Order.
          “Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
          “Debtors”: as defined in the preamble.
          “Default”: any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
          “Defaulting Lender” any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, unless such failure is the subject of a good faith dispute or subsequently cured (in which case such Lender shall cease to be a Defaulting Lender as of the date of such cure), (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless such failure is the subject of a good faith dispute or subsequently cured (in which case such Lender shall cease to be a Defaulting Lender as of the date of such cure), or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.
          “DIP Facility”: as defined in the Introductory Statement.
          “Disclosure Statement”: the disclosure statement in respect of a Conforming Plan, in form and substance reasonably satisfactory to the Administrative Agent, to be distributed to certain holders of claims (as defined in Section 101(5) of the Bankruptcy Code) against the Debtors.
          “Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.
          “Dollars” and “$”: dollars in lawful currency of the United States.
          “Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.
          “Effective Date”: the effective date of the Reorganization Plan.
          “Enforcement Action”: with respect to the Obligations, any demand for payment or acceleration thereof, the exercise of any rights and remedies with respect to any Collateral securing the

           Obligations or the commencement or prosecution of enforcement of any of the rights and remedies hereunder or under any other Loan Documents, or applicable law, including without limitation the exercise of any rights of set-off or recoupment, and the exercise of any rights or remedies of a secured creditor under the Uniform Commercial Code of any applicable jurisdiction or under the Bankruptcy Code.
          “Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.
          “ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “ERISA Affiliate”: any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
          “ERISA Event”: (a) any Reportable Event; (b) the existence with respect to any Plan of a non-exempt Prohibited Transaction; (c) any failure by any Single Employer Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) applicable to such Single Employer Plan, whether or not waived; (d) a determination that any Single Employer Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Title IV of ERISA); (e) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Single Employer Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Single Employer Plan; (f) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Loan Party or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from a Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization, or in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA.
          “Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.
          “Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Reuters Screen LIBOR01 page as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Reuters Screen LIBOR01 page (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be reasonably selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two

           Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.
          “Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.
          “Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):
Eurodollar Base Rate

1.00 - Eurocurrency Reserve Requirements
; provided, however, notwithstanding the foregoing, the Eurodollar Rate shall be the greater of (x) such rate determined pursuant to the foregoing formula and (y) 3.50% per annum.
          “Eurodollar Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).
          “Event of Default”: any of the events specified in Section 8.1, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
          “Exit Credit Agreement”: the credit agreement for the “Roll-Over” Exit Facility of reorganized Lear Corporation, substantially in the form of Exhibit I hereto, with such amendments, modifications, supplements and changes permitted or agreed to pursuant to the terms hereof.
          “Exit Facility”: as defined and described in the Exit Credit Agreement.
          “Exit Facility Documentation”: the collective reference to the Exit Credit Agreement, collateral agreements, intercreditor agreement, mortgages and other security agreements, documents and instruments, substantially consistent with the terms and conditions set forth in the Exit Credit Agreement, as reasonably determined by the Administrative Agent, and otherwise in form and substance reasonably satisfactory to the Administrative Agent and reorganized Lear Corporation.
          “Exit Fee”: as defined in Section 2.6 (b).
          “Extension Option”: as defined in Section 2.4(b).
          “Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
          “Final Order”: an order of the Bankruptcy Court entered in the Cases granting approval of, among other things, the transactions contemplated by this Agreement and the other Loan Documents and granting the Liens and Superpriority Claims described in the Introductory Statement in favor of the

           Administrative Agent and the Lenders, substantially in the form of Exhibit A hereto, or otherwise in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.
          “Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.
          “Funding Office”: the office of the Administrative Agent specified in Section 12.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.
          “GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 12.1(a) of the Prepetition Credit Agreement.
          “Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).
          “Group Members”: the collective reference to the Borrower and its Subsidiaries.
          “Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.
          “Guarantors”: as defined in the preamble hereto.
          “Immaterial Subsidiary”: at any time, any Subsidiary of the Borrower which is not a Loan Party which has consolidated assets with a book value of $1,000,000 or less or which has consolidated revenues of $1,000,000 or less for the most recent period of four consecutive fiscal quarters.

          “Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services which would, in accordance with GAAP be shown on the liability side of the balance sheet, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of a default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person (contingent or otherwise) as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, provided, if such Person has not assumed or become liable for such obligation, the amount of such Indebtedness shall be deemed to be the lesser of the fair market value of such property or the obligation being secured thereby and (i) for the purposes of Section 8.1(e) only, all obligations of such Person in respect of Swap Agreements, but excluding (i) trade and other accounts payables incurred in the ordinary course of such Person’s business, (ii) accrued expenses and deferred compensation arrangements in the ordinary course, and (iii) advance payments in the ordinary course. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.
          “Initial Cash Flow Forecast”: as defined in Section 5(i).
          “Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
          “Insolvent”: pertaining to a condition of Insolvency.
          “Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, inventions, designs, patents, patent licenses, trademarks, tradenames, domain names and other source indicators, trademark licenses, technology, trade secrets, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
          “Intercompany Subordinated Note”: a promissory note, substantially in the form of Exhibit B or otherwise in form and substance reasonably acceptable to the Administrative Agent.
          “Interest Payment Date”: (a) as to any Eurodollar Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided that if any Interest Period for a Eurodollar Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any ABR Loan, the last day of each calendar month and the Maturity Date.
          “Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:
     (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
     (ii) the Borrower may not select an Interest Period that would extend beyond the Scheduled Maturity Date or the extension thereof pursuant to the Extension Option; and
     (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.
          “Investments”: an advance, loan, extension of credit (by way of guaranty or otherwise, but excluding trade debt incurred in the ordinary course of business) or capital contribution to, or purchase any Capital Stock, bonds, notes, loans, debentures or other debt securities of, or any assets constituting a business unit of, or any other similar investment in, any Person. The amount of any Investment by any Person on any date of determination shall be the acquisition price of the gross assets acquired (including any liability assumed by such Person to the extent such liability would be reflected on a balance sheet prepared in accordance with GAAP) plus all additional capital contributions or purchase price paid in respect thereof, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment minus the amount of all cash returns of principal or capital thereon, cash dividends thereon and other cash returns on investment thereon or liabilities expressly assumed by another Person (other than a Group Member) in connection with the sale of such Investment. Whenever the term “outstanding” is used in this Agreement with reference to an Investment, it shall take into account the matters referred to in the preceding sentence.
          “Lenders”: as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.
          “Lien”: any mortgage, pledge, hypothecation, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any, priority or other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).
          “Liquidity”: on any date of determination, the sum, without duplication, of (i) the cash and Cash Equivalents which are not subject to any Liens (other than (a) Liens in favor of the Administrative Agent, for the benefit of the Lenders, (b) Liens in favor of the Prepetition Agent, for the benefit of the Prepetition Secured Parties, (c) Liens permitted by Section 7.3(c)(ii) and (d) inchoate Liens arising by operating of law which are not the subject of enforcement actions) held by the Borrower and its Subsidiaries on such date, (ii) accounts receivable and inventory (in each case valued in accordance with GAAP) which are not subject to any Liens (other than (a) Liens in favor of the Administrative Agent, for the benefit of the Lenders, (b) Liens in favor of the Prepetition Agent, for the benefit of the Prepetition Secured Parties, and (c) inchoate Liens arising by operation of law which are not the subject of enforcement actions) held by the Borrower and its Subsidiaries on such date, less trade payables of the

Borrower and its Subsidiaries and (iii) the aggregate availability under any loan agreements or other lines of credit of the Borrower and its Subsidiaries on such date.
          “Loan Documents”: this Agreement, the Notes, the Final Order, any Collateral Documents and any amendment, waiver, supplement or other modification to any of the foregoing.
          “Loan Parties”: the Borrower and the Guarantors.
          “Loans”: as defined in Section 2.1.
          “Material Adverse Effect”: a material adverse effect on (a) the business, property, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole (other than (i) any events leading up to the filing of the Cases disclosed to the Lenders, (ii) the filing of the Cases and (iii) those events which customarily occur following the commencement of a proceeding under Chapter 11 of the Bankruptcy Code and other events ancillary thereto) or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.
          “Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.
          “Maturity Date”: the earliest of (a) the later of (i) the Scheduled Maturity Date or (ii) upon effectiveness of the Extension Option pursuant to Section 2.4(b), the date that is 15 months following the Closing Date, (b) the Consummation Date and (c) the acceleration of the Loans in accordance with the provisions hereof.
          “Moody’s”: Moody’s Investors Service, Inc.
          “Mortgages”: collectively, any deeds of trust, trust deeds, hypothecs and mortgages creating and evidencing a Lien on any real property made by the Loan Parties in favor of or for the benefit of the Administrative Agent on behalf of the Secured Parties in form and substance reasonably satisfactory to the Administrative Agent, in each case securing the Obligations.
          “Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
          “Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien securing the Obligations) and other third-party fees and expenses actually incurred in connection therewith and (ii) Taxes and Other Taxes paid or reasonably estimated to be payable as a result of any Asset Sale or Recovery Event (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

          “Non-Excluded Taxes”: as defined in Section 2.17(a).
          “Non-U.S. Lender”: as defined in Section 2.17(d).
          “Notes”: the collective reference to any promissory note evidencing Loans.
          “Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans) the Loans and all other obligations and liabilities of the Borrower and each Guarantor (or, in the case of Specified Letters of Credit, each Group Member on whose account such Specified Letter of Credit is issued and guarantee obligations of other Group Members in respect thereof) to the Administrative Agent or to any Lender (or, in the case of Specified Letters of Credit and Specified Swap Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, any Specified Letter of Credit (and related letter of credit applications), any Specified Swap Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, Guarantee Obligations, fees, indemnities, costs, expenses (including all reasonable fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.
          “Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, including any interest, additions to tax or penalties applicable thereto, whether disputed or not.
          “Outstanding Amount”: with respect to the Loans at any time, the aggregate principal amount thereof, after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.
          “Outstanding Percentage”: as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the aggregate Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Loans then outstanding constitutes of the aggregate principal amount of the Loans then outstanding).
          “Participant”: as defined in Section 12.6(c).
          “PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
          “Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
          “Petition Date”: as defined in the Introductory Statement.
          “Plan”: at a particular time, any employee pension benefit plan (as defined in Section 3(2) of ERISA) in respect of which a Loan Party or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Plan Effective Date”: as defined in Section 2.7.

          “Prepetition Agent”: JPMorgan Chase Bank, N.A., in its capacity as general administrative agent for the Prepetition Lenders.
          “Prepetition Credit Agreement”: the Amended and Restated Credit and Guarantee Agreement, dated as of April 25, 2006, among the Borrower, the Foreign Subsidiary Borrowers party thereto, the Prepetition Lenders, the Prepetition Agent and the other agents party thereto, as amended, supplemented or otherwise modified as of the Petition Date.
          “Prepetition Credit Agreement Amendment”: an amendment to the Prepetition Credit Agreement substantially in the form of Exhibit F hereto.
          “Prepetition Lenders”: the several banks and other financial institutions and entities from time to time parties to the Prepetition Credit Agreement.
          “Prepetition Loan Documents”: the Prepetition Credit Agreement, the Securities Documents (as defined in the Prepetition Credit Agreement), the Notes (as defined in the Prepetition Credit Agreement) and any amendment, waiver, supplement or other modification to any of the foregoing.
          “Prepetition Loans”: the “Loans” as defined in the Prepetition Credit Agreement.
          “Prepetition Obligations”: all of the Debtors’ obligations (including any Hedging Agreement Obligations (as defined in the Prepetition Credit Agreement) owed by any Debtor to any Prepetition Lender (or any Affiliate of such Prepetition Lender)) incurred under, pursuant to or in connection with the Prepetition Loan Documents.
          “Prepetition Secured Parties”: the Prepetition Agent, the Prepetition Lenders and any affiliate of a Prepetition Lender which holds Prepetition Obligations.
          “Prime Rate”: the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. in connection with extensions of credit to debtors).
          “Professional Fees”: as defined in Section 2.20(a).
          “Professional Persons”: as defined in Section 2.20(a).
          “Prohibited Claim”: any action or objection with respect to (a) claims of the Prepetition Secured Parties against the Debtors or the Liens which secure the Prepetition Obligations, (b) the Superpriority Claims or Liens granted to the Administrative Agent and the Lenders pursuant to Sections 2.20(a) and (b), or (c) the Superpriority Claims or Liens granted to the Prepetition Secured Parties pursuant to Section 2.20(c).
          “Prohibited Transaction”: as defined in Section 406 of ERISA or Section 4975 of the Code.
          “Projections”: as defined in Section 6.2(c).
          “Properties”: as defined in Section 4.16(a).

          “Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member in an amount in excess of $1,000,000.
          “Register”: as defined in Section 12.6(b).
          “Regulation U”: Regulation U of the Board as in effect from time to time.
          “Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Loans pursuant to Section 2.9(b) as a result of the delivery of a Reinvestment Notice.
          “Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.
          “Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event in the business.
          “Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in the businesses of the Borrower and its Subsidiaries.
          “Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring 180 days after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in the businesses of the Borrower and its Subsidiaries with all or any portion of the relevant Reinvestment Deferred Amount.
          “Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
          “Reorganization Plan”: a plan of reorganization in the Borrower’s Case.
          “Reportable Event”: any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than those events as to which the thirty day notice period is waived under PBGC regulations.
          “Required Lenders”: at any time, Lenders having more than 50% of the Outstanding Amount; provided that the portion of the Outstanding Amount held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
          “Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          “Responsible Officer”: with respect to any Loan Party, the chief executive officer, the president, the chief financial officer, any vice president, the treasurer or the assistant treasurer of such Loan Party.
          “Restricted Payments”: as defined in Section 7.6.
          “S&P”: Standard & Poor’s Ratings Services.
          “Scheduled Maturity Date”: the first anniversary of the Closing Date.
          “SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.
          “Secured Parties”: collectively, the Administrative Agent, the Lenders, each issuer of a Specified Letter of Credit, the Persons entitled to indemnification under the Loan Documents and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.2.
          “Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.
          “Specified Jurisdiction”: any country, state or other jurisdictional subdivision outside North America or Europe.
          “Specified Letters of Credit”: any letter of credit (a) issued for the account of any Group Member by any Lender or any affiliate of a Lender and (b) that has been designated by the relevant Lender and such Group Member, by written notice to the Administrative Agent prior to the issuance thereof, as a Specified Letter of Credit and with respect to which the Administrative Agent has confirmed to the relevant Lender sufficient availability pursuant to Section 7.2(i). Such designation shall not create in favor of such Lender or affiliate of a Lender any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party hereunder or under any Collateral Document.
          “Specified Swap Agreement”: any Swap Agreement (a) entered into by the Borrower or any Guarantor and any Person that is a Lender or an affiliate of a Lender at the time such Swap Agreement is entered into and (b) that has been designated by the relevant Lender and such Group Member, by written notice to the Administrative Agent prior to the effectiveness thereof, as a Specified Swap Agreement. Such designation shall not create in favor of such Lender or affiliate of a Lender any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party hereunder or under any Collateral Document.
          “Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person (exclusive of any Affiliate in which such Person has a minority ownership interest). Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.
          “Superpriority Claim”: a claim against any Debtor in any of the Cases which is an allowed administrative expense claim having priority over any or all administrative expenses, whether now existing or hereafter arising, including of the kind specified in or arising under Sections 105, 326, 328, 330, 331, 503(b), 507(a), 507(b), 726, 1113 or 1114 of the Bankruptcy Code, including a claim pursuant to Section 364(c)(1) of the Bankruptcy Code.
          “Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.
          “Taxes”: all present or future taxes, duties, levies, imposts, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto, whether disputed or not.
          “Test Period”: on any date, the period beginning on July 6, 2009 and ending on such date (taken as one accounting period) in respect of which financial statements for each fiscal month, quarter or year in such period have been (or have been required to be) delivered pursuant to Section 6.1(a), (b) or (c), as applicable.
          “Transferee”: any Assignee or Participant.
          “Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.
          “United States”: the United States of America.
          “Upfront Fee”: as defined in Section 2.6(a).
          “Warrant Share”: a fraction, the numerator of which is the aggregate principal amount of Loans which are converted into the Exit Facility (or an alternative exit facility acceptable to the Lenders) and the denominator of which is the original principal amount of Loans made on the Closing Date.
          “Warrants”: as defined in Section 2.7.
          “Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.
          “Withdrawal Liability”: liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.
          1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
          (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof (whether as a result of the Cases or otherwise) on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn by the Borrower or the Administrative Agent, as the case may be, or such provision amended in accordance herewith, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume or become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.
          (c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
          (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
          (e) When determining whether a Default or Event of Default pursuant to Section 7.1 shall be in existence after giving pro forma effect to a certain event, the covenant levels to be used in making such determination shall be those in effect as of the last day of the most recent fiscal quarter (or, in the case of Section 7.1(b), the most recent month) of the Borrower for which financial reports are required to have been delivered pursuant to Section 6.1.
SECTION 2. AMOUNT AND TERMS OF LOANS
          2.1 Loans. Subject to the terms and conditions set forth herein and in the Final Order, each Lender listed on Schedule 1.1A hereto severally agrees to make term loans (the “Loans”) on the Closing Date in the full amount of such Lender’s Commitment to the Borrower. The Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.10.
          2.2 Procedure for Borrowing. The Borrower shall give the Administrative Agent irrevocable notice (the “Borrowing Notice”) (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, one Business Day prior to the anticipated Borrowing Date) requesting that the Lenders make the Loans and specifying the amount and Type of Loans to be borrowed, the requested Borrowing Date and in the case of Eurodollar Loans, the amount and length of the Interest Period therefor. Upon receipt of the Borrowing Notice the Administrative Agent shall promptly notify each Lender thereof. Not later than 12:00 Noon, New York City time, on the requested Borrowing Date each Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Loan to be made by such Lender. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Lenders in immediately available funds.

          2.3 [Reserved]
          2.4 Maturity and Repayment of Loans. (a) The Borrower shall repay all outstanding Loans on the Maturity Date.
          (b) The Borrower may extend the Scheduled Maturity Date to the date that is 15 months after the Closing Date (the “Extension Option”) subject to satisfaction of the following conditions:
(i)	the Borrower shall provide prior written notice to the Administrative Agent at least 30 days prior to the Scheduled Maturity Date of its intention to exercise the Extension Option,

(ii)	the Borrower shall pay a fee to the Administrative Agent on or before the Scheduled Maturity Date, for the account of each Lender, equal to 1.0% of each Lender’s pro rata share of the Outstanding Amount on the Scheduled Maturity Date, and

(iii)	no Default or Event of Default shall have occurred and be continuing as of the Scheduled Maturity Date.
          2.5 Termination of Commitments. Unless previously terminated, the Commitments shall terminate on the date that is 60 days after the date of execution and delivery of this Agreement if the Bankruptcy Court has not entered on or prior to such date the Final Order in accordance with Section 5(g); provided that such date may be extended by an additional 30 days if the Administrative Agent consents to such extension (such consent not to be unreasonably withheld).
          2.6 Fees. (a) The Borrower agrees to pay to the Administrative Agent, for the account of each Lender, an upfront fee (the “Upfront Fee”) in an amount equal to 5.0% of the Commitment of such Lender, payable on the Closing Date.
          (b) The Borrower agrees to pay to the Administrative Agent, for the account of each Lender, an exit fee (the “Exit Fee”) in an amount equal to 1.0% of the principal amount of the Loans that are continued as Exit Loans (as defined in the Exit Credit Agreement) pursuant to Section 2.24 or exit loans under an alternative exit facility acceptable to the Lenders, such Exit Fee to be payable on the Consummation Date.
          (c) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.
          2.7 Exit Facility Commitment Fee. On the effective date of a Reorganization Plan under which the DIP Facility is converted into the Exit Facility (or an alternative exit facility acceptable to the Lenders) (the “Plan Effective Date”), the Borrower agrees that reorganized Lear Corporation will pay to the Lenders a commitment fee, at reorganized Lear Corporation’s sole election, by either (i) issuing to the Lenders warrants (the “Warrants”) to purchase a number of shares of common stock of reorganized Lear Corporation with a value as of the Plan Effective Date equal to $25,000,000 (or, if less than all of the Loans under the DIP Facility are converted into an exit facility, the Warrant Share of $25,000,000), with the Warrants to have the terms set forth on Exhibit G and other customary terms or (ii) paying in cash to each Lender an amount equal to 5% of the principal amount of such Lender’s Loans that will be converted into the Exit Facility or any other exit facility.

          2.8 Optional Prepayments. Subject to Section 2.6(b) and the provisos below, the Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 1:00 P.M., New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and one Business Day prior thereto, in the case of ABR Loans (provided that ABR Loans may be prepaid on the same Business Day if notice is received by the Administrative Agent no later than 12:00 P.M., New York City time), which notice shall specify the date and amount of prepayment and Type of the Loans being prepaid, as applicable; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.18. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. Partial optional prepayments of the Loans shall be ratable as among the Lenders thereof.
          2.9 Mandatory Prepayments. (a) If any Capital Stock or Indebtedness shall be issued or incurred by any Group Member (excluding any Capital Stock issued to a Group Member in accordance with Section 7.7 and any Indebtedness permitted by Section 7.2) an amount equal to 100% of the Net Cash Proceeds thereof shall be applied by the Borrower on the date of receipt thereof by such Group Member toward the prepayment of the Loans as set forth in Section 2.9(c).
          (b) If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless, a Reinvestment Notice shall have been timely delivered in respect thereof, an amount equal to 100% of such Net Cash Proceeds shall be applied by the Borrower no later than the end of the fiscal month in which such Net Cash Proceeds are received (or, if the aggregate amount of such Net Cash Proceeds is less than $15,000,000, no later than the end of the fiscal month following the fiscal month in which such Net Cash Proceeds are received) toward the prepayment of the Loans as set forth in Section 2.9(c); provided that, notwithstanding the foregoing, (i) the aggregate Net Cash Proceeds of Asset Sales that may be excluded from the foregoing prepayment requirement pursuant to Reinvestment Notices shall not exceed $25,000,000 in any fiscal year of the Borrower and (ii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Loans as set forth in Section 2.9(c).
          (c) Amounts to be applied in connection with prepayments made pursuant to this Section 2.9 shall be made ratably among the Lenders of the Loans. The application of any prepayment made pursuant to this Section 2.9 shall be made, first, to ABR Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under Section 2.9 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid and, if a Eurodollar Loan is prepaid on any day other the last day of the Interest Period applicable thereto, the Borrower shall also pay amounts owing pursuant to Section 2.18.
          2.10 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
          (b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
          2.11 Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or a whole multiple of $500,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.
          2.12 Interest Rates and Payment Dates. (a) Subject to the provisions of Section 2.12(c), each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.
          (b) Subject to the provisions of Section 2.12(c), each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.
          (c) If any Event of Default shall have occurred and be continuing, on and after the date the Borrower receives notice from the Administrative Agent stating that interest is to accrue pursuant to this paragraph (c) or following acceleration of payment of the Loans, all outstanding Loans and other Obligations under the Loan Documents (whether or not overdue at such time) shall bear interest at a rate per annum equal to (i) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or and (ii) in the case of any other Obligation, the rate then applicable to ABR Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (after as well as before judgment).
          (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.
          2.13 Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.
          (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be presumptively correct and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.12(a).
          2.14 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:
     (a) the Administrative Agent shall have determined (which determination shall be presumptively correct and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or
     (b) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent (which the Administrative Agent shall do promptly after the circumstances giving rise to such event no longer exist), no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.
          2.15 Pro Rata Treatment and Payments. (a) Except as otherwise provided herein, each payment by the Borrower on account of the Upfront Fee, the Exit Fee or any other fee payable to Lenders (which, for the avoidance of doubt, shall not include issuance of the Warrants) shall be made pro rata according to the respective Outstanding Percentages of the relevant Lenders entitled thereto.
          (b) Except as otherwise provided herein, each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective Outstanding Percentages of the relevant Lenders entitled thereto. Amounts prepaid on account of the Loans may not be reborrowed.
          (c) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.
          (d) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable thereto, within three Business Days after demand therefor from the Borrower.
          (e) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.
          (f) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.15(d), 2.15(e) or 9.7, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision of this Agreement), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
          2.16 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case, made subsequent to the date hereof:
     (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.17 and changes in the rate of tax on the overall net income of such Lender);
     (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or
     (iii) shall impose on such Lender any other condition;
and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender reasonably deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, within 30 days after receipt of a reasonably detailed invoice therefor, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.
          (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority, in each case, made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.
          (c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be presumptively correct in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          2.17 Taxes. (a) All payments made by or on account of any Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (including any interest, addition to tax or penalties applicable thereto), excluding income taxes and franchise taxes (imposed in lieu of net income taxes) and taxes imposed on or measured by the Administrative Agent’s or any Lender’s net profits if such tax is imposed as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or any Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder or under any other Loan Document, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower shall not be required to increase any such amounts payable to the Administrative Agent or any Lender with respect to any Non-Excluded Taxes (i) that are attributable to the Administrative Agent’s or such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to the Administrative Agent or such Lender at the time the Administrative Agent or such Lender becomes a party to this Agreement, except to the extent that the Administrative Agent’s or such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph (a).
          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by any Loan Party, as promptly as reasonably possible thereafter such Loan Party shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, (i) a certified copy of an original official receipt received by such Loan Party showing payment thereof or (ii) if such Loan Party reasonably determines that it is unable to provide a certified copy of such receipt, a certificate as to the amount of such payment. If the relevant Loan Party fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent copies of the required receipts or other required documentary evidence, such Loan Party shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.
          (d) Each Lender (or Transferee) that is not a “United States Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Administrative Agent and the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service (“IRS”) Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party, Form W-8ECI or Form W-8IMY (accompanied by applicable underlying IRS forms), or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit E and two copies of the applicable Form W-8, or any subsequent versions thereof or successors thereto, in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the expiration, obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower and the Administrative Agent (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

          (e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower (or the Administrative Agent), such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the commercial or legal position of such Lender.
          (f) Any Lender that is a United States person as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower (with a copy to the Administrative Agent) a duly completed and signed IRS Form W-9 (or successor form) establishing that the Lender is organized under the laws of the United States and is not subject to backup withholding.
          (g) If the Administrative Agent or any Lender determines, in its sole discretion (exercised in good faith), that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); within 45 Business Days of the determination that the Borrower is entitled to such refund provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or to any other Person.
          (h) Each Lender shall indemnify the Administrative Agent, within 10 days after demand therefor, for the full amount of any Taxes attributable to such Lender that are payable or paid by the Administrative Agent, and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.
          (i) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          2.18 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement (other than by operation of Section 2.14), (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be presumptively correct in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          2.19 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.16 or 2.17(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.16 or 2.17(a).
          2.20 Priority and Liens. (a)The Loan Parties hereby covenant, represent and warrant that, upon entry of the Final Order and subject to the terms thereof, the Obligations of the Loan Parties hereunder and under the other Loan Documents, (i) pursuant to Section 364(c)(1) of the Bankruptcy Code, shall at all times constitute allowed Superpriority Claims, (ii) pursuant to Section 364(c)(2) of the Bankruptcy Code, shall be secured by a perfected first priority Lien on all Collateral that is otherwise not encumbered by a valid perfected and non-avoidable Lien as of the Petition Date or a valid and perfected Lien in existence at the time of such commencement that is perfected subsequent to such commencement as permitted by Section 546(b) of the Bankruptcy Code, excluding (x) 35% percent of the total outstanding voting Capital Stock of each new or existing Foreign Subsidiary and (y) avoidance actions but including the proceeds thereof, (iii) pursuant to Section 364(c)(3) of the Bankruptcy Code, shall be secured by a perfected junior Lien upon all Collateral that is subject to valid, perfected and non-avoidable Liens in existence on the Petition Date or valid Liens perfected (other than to secure the Prepetition Obligations) (but not granted) thereafter to the extent such post-Petition Date perfection in respect of a pre-Petition Date claim is expressly permitted under the Bankruptcy Code, and (iv) pursuant to Section 364(d)(1) of the Bankruptcy Code, shall be secured by a perfected first priority priming Lien upon all Collateral (x) that is subject to a valid Lien or security interest in effect on the Petition Date to secure the Prepetition Obligations, (y) that is subject to a Lien granted after the Petition Date to provide adequate protection in respect of the Prepetition Obligations or (z) that is subject to a valid Lien in effect on the Petition Date that is junior to the Liens that secure the Prepetition Obligations, subject and subordinate in each case with respect to subclauses (i) through (iv) above, only to the Carve Out. For purposes hereof, the “Carve Out” shall mean the sum of (A) all fees required to be paid to the Clerk of the Bankruptcy Court and to the Office of the United States Trustee under section 1930(a) of title 28 of the United States Code, (B) the costs of administrative expenses not to exceed $50,000 in the aggregate that are permitted to be incurred by any Chapter 7 trustee pursuant to any order of the Bankruptcy Court following any conversion of any of the Cases pursuant to section 1112 of the Bankruptcy Code, and (C) at any time after the first Business Day following delivery of a Carve-Out Trigger Notice, to the extent allowed at any time, whether before or after delivery of a Carve-Out Trigger Notice, whether by interim order, procedural order or otherwise, all unpaid fees, costs and expenses (collectively, the “Professional Fees”) incurred by persons or firms retained by the Debtors pursuant to Section 327, 328 or 363 of the Bankruptcy Code and any official committee of unsecured creditors appointed in the Cases pursuant to Section 1103 of the Bankruptcy Code (collectively, the “Professional Persons”), the payment of all Professional Fees incurred by the Professional Persons at any time after the first Business Day following delivery of a Carve-Out Trigger Notice in an aggregate amount not exceeding $15,000,000 (the “Carve-Out Cap”) (plus all unpaid Professional Fees allowed at any time by the Bankruptcy Court, whether before or after delivery of a Carve-Out Trigger Notice, whether by interim order, procedural order or otherwise, that were incurred by the Professional Persons on or prior to the first Business Day following the delivery of the Carve-Out Trigger Notice), provided that (x) the Carve Out shall not be available to pay any such Professional Fees incurred in connection with the initiation or prosecution of any Prohibited Claims or the initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation against the Administrative Agent, the Lenders, the Prepetition Lenders or the Prepetition Agent and (y) the Carve Out shall not be reduced by the payment of Professional Fees incurred prior to the first Business Day following delivery of a Carve-Out Trigger Notice without regard to when such amounts are allowed by the Bankruptcy Court. Notwithstanding anything herein to the contrary, the Carve Out shall not be used to commence or prosecute any Prohibited Claim. Upon delivery of a Carve-Out Trigger Notice or the commencement of a liquidation, the Borrower shall deposit the amount prior to making any distributions of the Carve Out in a segregated account solely for payment of Professional Fees that are within the Carve Out.
          (b) As to all Collateral, including without limitation, all cash, Cash Equivalents and real property the title to which is held by any Loan Party, or the possession of which is held by any Loan Party in the form of a leasehold interest, each Loan Party hereby assigns and conveys as security, grants a security interest in, hypothecates, mortgages, pledges and sets over unto the Administrative Agent all of the right, title and interest of the Borrower and such Guarantor in all of such Collateral, including without limitation, all cash, Cash Equivalents and owned real property and in all such leasehold interests, together in each case with all of the right, title and interest of the Borrower and such Guarantor in and to all buildings, improvements, and fixtures related thereto, any lease or sublease thereof, all general intangibles relating thereto and all proceeds thereof. The Borrower and each Guarantor acknowledges that, pursuant to and subject to the terms of the Final Order, the Liens granted in favor of the Administrative Agent (on behalf of the Lenders) in all of the Collateral shall be perfected without the recordation of any Uniform Commercial Code financing statements, notices of Lien or other instruments of mortgage or assignment. The Borrower and each Guarantor further agrees that (a) the Administrative Agent shall have the rights and remedies set forth in Section 11 and the Final Order in respect of the Collateral and (b) if requested by the Administrative Agent, the Borrower and each of the Guarantors shall enter into separate security agreements, pledge agreements and fee and leasehold mortgages with respect to such Collateral on terms reasonably satisfactory to the Administrative Agent.
          (c) Each Loan Party acknowledges and agrees that, subject to the terms of the Final Order, the Prepetition Secured Parties shall receive (a) as adequate protection for, and to the extent of, any diminution in the value of the Prepetition Secured Parties’ respective interests in their collateral whether resulting from the imposition of the automatic stay, the priming described in Section 2.20(a) above, the use of the Prepetition Secured Parties’ cash collateral or the use, sale, lease, depreciation, decline in market price or other diminution in value of the Prepetition Secured Parties’ collateral (i) a Superpriority Claim under Section 507(b) of the Bankruptcy Code junior only the Carve Out and to the Superpriority Claim granted to the Administrative Agent and the Lenders; and (ii) a replacement Lien on the Collateral subject and subordinate to the Carve Out having a priority immediately junior to the priming and other Liens granted in favor of the Administrative Agent and the Lenders hereunder and under the other Loan Documents and the Final Order and to valid and perfected Liens which are senior (after giving effect to the Final Order) to the Liens granted to the Administrative Agent and the Lenders pursuant to the Final Order and (b) as further adequate protection, (i) the payment on a current basis of the reasonable fees and expenses (including, but not limited to, the reasonable fees and disbursements of counsel or financial advisors or third-party consultants incurred by the Prepetition Agent (including any unpaid prepetition fees and expenses) and (ii) financial and other reporting information in accordance with this Agreement.

          2.21 Payment of Obligations. Upon the maturity (whether by acceleration or otherwise) of any of the Obligations under this Agreement or any of the other Loan Documents, subject to the terms of the Final Order, the Lenders shall be entitled to immediate payment (whether in cash or pursuant to a refinancing pursuant to the terms of the Exit Credit Agreement) of such Obligations without further application to or order of the Bankruptcy Court.
          2.22 No Discharge; Survival of Claims. The Borrower and each Guarantor agrees that to the extent its Obligations are not satisfied in full (including by conversion of the DIP Facility to the Exit Facility as described in Section 2.24), (a) its Obligations shall not be discharged by the entry of a Confirmation Order (and each Loan Party, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (b) the Superpriority Claim granted to the Administrative Agent and the Lenders pursuant to the Final Order and described in Section 2.20 and the Liens granted to the Administrative Agent pursuant to the Final Order and described in Section 2.20 shall not be affected in any manner by the entry of a Confirmation Order.
          2.23 Conflicts. To the extent of any conflict between the provisions of this Agreement and provisions contained in the Final Order, the provisions of the Final Order shall govern.
          2.24 Conversion to Exit Facility. Upon the satisfaction or waiver by the requisite parties of the conditions precedent set forth in Section 5 of the Exit Credit Agreement, automatically and without any further consent or action required by the Administrative Agent, any Lender or any Loan Party, (i) the Borrower, in its capacity as reorganized Lear Corporation, and each Guarantor, in its capacity as a reorganized Debtor, to the extent such Person is required under the Exit Credit Agreement to continue to be a guarantor of the Exit Facility, shall assume all Obligations in respect of the Loans hereunder and all other monetary obligations in respect hereof, (ii) each outstanding Loan hereunder shall be continued as an Exit Loan (as defined in the Exit Credit Agreement) under the Exit Facility, (iii) each Lender hereunder shall be a Lender (as defined in the Exit Credit Agreement) under the Exit Facility, (iv) accrued and unpaid interest on the Loans shall be payable in cash on the Effective Date and (v) this Agreement and the Loan Documents shall be superseded and replaced by the Exit Facility Documentation. Each of the Loan Parties, the Administrative Agent and the Lenders shall take such actions and execute and deliver such agreements, instruments or other documents as the Administrative Agent may reasonably request to give effect to the provisions of this Section 2.24 and as are required to complete the Schedules to the Exit Facility Documentation; provided, however, that any such action by the Administrative Agent or any of the Lenders shall not be a condition precedent to the effectiveness of the provisions of this Section 2.24.
SECTION 3. [RESERVED]
SECTION 4. REPRESENTATIONS AND WARRANTIES
          To induce the Administrative Agent and the Lenders to enter into this Agreement and the Lenders to make the Loans, each Loan Party hereby jointly and severally represents and warrants to the Administrative Agent and each Lender that:
          4.1 No Change. Since the Petition Date, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect (it being agreed that solely for purposes of this Section 4.1 no change in automotive industry conditions or in banking, financial or capital markets on and after the Petition Date which does not disproportionately adversely affect the Borrower and its Subsidiaries, taken as a whole, shall have a Material Adverse Effect).

          4.2 Existence; Compliance with Law. Each Loan Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law.
          4.3 Power; Authorization; Enforceable Obligations. Upon entry by the Bankruptcy Court of the Final Order, each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. Except for the entry by the Bankruptcy Court of the Final Order, no consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, and the Final Order has not been vacated, reversed or stayed, or modified or amended in a manner that would reasonably be expected to be adverse to the interests of the Required Lenders. Upon entry by the Bankruptcy Court of the Final Order, each Loan Document has been duly executed and delivered on behalf of each Loan Party thereto. Upon entry by the Bankruptcy Court of the Final Order, this Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party thereto, enforceable against each such Loan Party in accordance with its terms and the Final Order.
          4.4 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Loan Party entered into after the Petition Date and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such post-petition Contractual Obligation (other than the Liens created by this Agreement and the Final Order).
          4.5 Litigation. Other than the Cases, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Loan Party or against any of their respective properties or revenues that could reasonably be expected to have a Material Adverse Effect.
          4.6 No Default. No Default or Event of Default has occurred and is continuing.
          4.7 Ownership of Property; Liens. Except as could not reasonably be expected to have a Material Adverse Effect, each Loan Party has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property, except for minor defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes is subject to any Lien except as permitted by Section 7.3.
          4.8 Intellectual Property. Each Loan Party owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person against any Loan Party challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property of any Loan Party, nor does the Borrower know of any valid basis for any such claim. To the knowledge of the Borrower, no use by each Loan Party of any of its material Intellectual Property infringes on the rights of any Person in any material respect.
          4.9 Taxes. Each Loan Party has filed or caused to be filed all Federal and material state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any material assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (except any such taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP (where GAAP requires such reserves) have been provided on the books of the relevant Loan Party); no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.
          4.10 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.
          4.11 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Loan Party pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Loan Party on account of employee health and welfare insurance have been, in all material respects, paid or accrued as a liability on the books of the relevant Loan Party.
          4.12 ERISA. Except, in the aggregate, as could not reasonably be expected to result in a Material Adverse Effect, (i) each Loan Party and each of their respective ERISA Affiliates is in compliance with the applicable provisions of ERISA and the Code relating to Single Employer Plans and Multiemployer Plans and the regulations and published interpretations thereunder and (ii) no ERISA Event has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan. Except, in the aggregate, as could not reasonably be expected to result in a Material Adverse Effect, the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plan) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits.
          4.13 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur the Indebtedness to be incurred hereunder.
          4.14 Subsidiaries. As of the Closing Date, (a) Schedule 4.14 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options or similar equity awards granted to current or former employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as created by the Loan Documents and the Prepetition Loan Documents.
          4.15 Use of Proceeds. The proceeds of the Loans shall be used (a) for working capital and other general corporate purposes of the Group Members (including, without limitation, “Chapter 11 expenses” (or “administrative costs reflecting Chapter 11 expenses”)) and the payment of fees and expenses incurred in connection with entering into this Agreement and the transactions contemplated hereby, subject to the Final Order; and (b) to make adequate protection payments to, or for the benefit of, the Prepetition Secured Parties in accordance with Section 2.20, the Final Order and the Budget. The proceeds of the Loans shall not be used to purchase or carry margin stock.
          4.16 Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:
     (a) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and to the knowledge of the Borrower, have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;
     (b) no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;
     (c) Materials of Environmental Concern have not been transported or disposed of from the Properties during the last five years or, to the knowledge of the Borrower, any prior time in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties during the last five years or, to the knowledge of the Borrower, any prior time in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;
     (d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;
     (e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, during the past five years or, to the knowledge of the Borrower, any prior time, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;
     (f) the Properties and all operations at the Properties are in compliance, and have in the last five years and, to the knowledge of the Borrower, any prior time, been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the

Properties or violation of any Environmental Law with respect to the Properties or the Business; and
     (g) no Group Member has assumed any liability by contract or, to the knowledge of the Borrower, operation of law, of any other Person under Environmental Laws.
          4.17 Accuracy of Information, etc. No factual statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent, the Lenders or the Bankruptcy Court, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents other than any projections or pro forma information, when taken as a whole, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not materially misleading in light of the circumstances when made. The projections and pro forma information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such projections as they relate to future events are subject to significant uncertainties, many of which are beyond the control of the Borrower and not to be viewed as fact and that actual results during the period or periods covered by such projections may differ from the projected results set forth therein by a material amount.
          4.18 Financial Statements. The (i) audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of December 31, 2008 and the related statements of income and cash flow for the fiscal year ending on such date and (ii) unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of April 4, 2009 and the related statements of income and cash flow for the fiscal quarter ending on such date, each as heretofore furnished to the Administrative Agent and the Lenders and certified by a Responsible Officer of the Borrower, are complete and correct in all material respects and fairly present the financial condition of the Borrower and its Subsidiaries on such date. All such financial statements, including the related schedules and notes thereto, have been prepared in conformity with GAAP applied on a consistent basis, and all liabilities, direct and contingent, of the Borrower on a consolidated basis with its Subsidiaries on such date required to be disclosed pursuant to GAAP are disclosed in such financial statements, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
          4.19 Insurance. All policies of insurance of any kind or nature owned by or issued to each Loan Party, including policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation, employee health and welfare, title, property and liability insurance, are (a) in full force and effect except to the extent commercially reasonably determined by the Borrower not to be necessary pursuant to clause (b) of this Section 4.19 or which is not material to the overall coverage and (b) are of a nature and provide such coverage as in the reasonable opinion of the Borrower, is sufficient and is customarily carried by companies of the size and character of the Loan Parties.
SECTION 5. CONDITIONS PRECEDENT
          The agreement of each Lender to make the extension of credit requested to be made by it on the Closing Date is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

     (a) Credit Agreement. The Administrative Agent shall have received this Agreement, executed and delivered by the Administrative Agent, the Borrower, each Guarantor and each Person listed on Schedule 1.1A and Lear ASC Corporation shall have become a Guarantor by executing a joinder agreement in the form specified by the Administrative Agent.
     (b) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where any Loan Party is organized, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 7.3 or discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent.
     (c) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.
     (d) Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of a Responsible Officer of each Loan Party, dated the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent, as to the incumbency and signature of their respective officers executing each Loan Document to which it is a party, together with satisfactory evidence of the incumbency of such Responsible Officer, (ii) a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors (or the executive committee or other governing authority thereof) of each Loan Party authorizing the execution, delivery and performance of each Loan Document to be entered into on the Closing Date to which it is a party, (iii) a certificate of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, attaching the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party and (iv) a good standing certificate for each Loan Party from its jurisdiction of organization.
     (e) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (provided that if any representation or warranty is by its terms qualified by materiality, such representation shall be true and correct in all respects) on and as of such date as if made on and as of such date.
     (f) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Final Order, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged pursuant to the Final Order endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof, in each case of the foregoing, to the extent not previously delivered to the Prepetition Agent under the Prepetition Loan Documents.
     (g) Final Order. The Administrative Agent shall have received a copy of the Final Order authorizing the Loan Documents and granting the Superpriority Claim status and Liens described in Section 2.20 and finding that the Lenders are extending credit to the Borrower in good faith within the meaning of Section 364(e) of the Bankruptcy Code, which Final Order shall (i) have been entered with the consent or non-objection of a preponderance (as determined by the Administrative Agent) of the Prepetition Obligations and on prior notice to such parties

(including without limitation, the Prepetition Secured Parties), (ii) be substantially consistent with Exhibit A (with such modifications as may be reasonably acceptable to the Administrative Agent), (iii) authorize extensions of credit in amounts not in excess of $500,000,000, (iv) authorize the use of Cash Collateral under the Prepetition Credit Agreement and provide for adequate protection in favor of the Prepetition Secured Parties as set forth in Section 2.20(c), (v) contain customary provisions regarding challenges to the prepetition claims and liens of the Prepetition Secured Parties and other matters, (vi) approve the payment by the Borrower of all fees owed under Section 2.6 and the issuance of additional consideration provided pursuant to Section 2.7, (vii) be in full force and effect and (viii) not have been stayed, reversed, vacated, rescinded, modified or amended in any respect and, if the Final Order is the subject of a pending appeal in any respect, none of the making of such extension of credit, the grant of Liens and Superpriority Claims pursuant to Section 2.20 or the performance by the Loan Parties of any of their respective obligations hereunder or under the other Loan Documents or under any other instrument or agreement referred to herein shall be the subject of a presently effective stay pending appeal.
     (h) First Day Motion/Orders. All motions and orders submitted to the Bankruptcy Court on or about the Petition Date shall be in form and substance reasonably satisfactory to the Administrative Agent.
     (i) Budget/Initial Cash Flow Forecast. The Borrower shall have delivered to the Administrative Agent and the Lenders (i) a detailed consolidated budget, on a quarterly basis, for the 15-month period ending October 2, 2010 (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such 15-month period, the related consolidated statements of projected cash flow and projected income and a description of the underlying assumptions applicable thereto) (the “Budget”), and (ii) the initial 13-week cash flow forecast in form reasonably satisfactory to the Lenders (the “Initial Cash Flow Forecast”) which, in each case, shall be accompanied by a certificate of the Borrower executed by a Responsible Officer, on behalf of the Borrower, stating that such budget is based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made and that such Responsible Officer executing such certificate, on behalf of the Borrower (not in his or her individual capacity but solely as a Responsible Officer), has not had reason to believe that such Budget or Initial Cash Flow Forecast, as applicable, in light of such assumptions is incorrect or misleading in any material respect.
     (j) Borrowing Notice. The Administrative Agent shall have received the Borrowing Notice, executed and delivered by the Borrower.
     (k) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.
     (l) Legal Opinion of Counsel to the Borrower. The Administrative Agent shall have received an opinion, in form and substance reasonably satisfactory to the Administrative Agent, of counsel to the Loan Parties.
     (m) Patriot Act and “Know Your Customer” Information. The Administrative Agent shall have received all documentation and other information mutually agreed to be required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the United States PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA Patriot Act”).

     (n) Ratings. The DIP Facility shall have received a rating from both S&P and Moody’s.
For the purpose of determining compliance with the conditions specified in this Section 5, each Lender that has signed this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 5 unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
SECTION 6. AFFIRMATIVE COVENANTS
          Each Loan Party hereby jointly and severally agrees that, commencing on the Closing Date and so long as any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, each Loan Party shall and shall cause each of its Subsidiaries to:
          6.1 Financial Statements. Furnish to the Administrative Agent to be provided to each Lender:
     (a) as soon as available, but in any event not later than 120 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case, in comparative form the figures for the previous year, reported on without a qualification arising out of the scope of the audit or other material qualification or exception (other than a “going concern” exception or similar exception or qualification), by an independent certified public accountants of nationally recognized standing;
     (b) as soon as available, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, commencing with the fiscal quarter ended in June 2009, the unaudited consolidated and consolidating (on the same basis as the Borrower prepared consolidating financial statements prior to the Petition Date) balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated and consolidating (on the same basis as the Borrower prepared consolidating financial statements prior to the Petition Date) statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case, in comparative form the figures for the previous year, certified by a Responsible Officer, on behalf of the Borrower, as being fairly stated in all material respects; and
     (c) as soon as available and in any event not later than 35 days after the end of each fiscal month, commencing with the fiscal month ended August 1, 2009, unaudited balance sheets of the Borrower on a consolidated and consolidating (on the same basis as the Borrower prepared consolidating financial statements prior to the Petition Date) basis with its Subsidiaries and the related statements of operations and the related statements of cash flows of the Borrower on a consolidated and consolidating (on the same basis as the Borrower prepared consolidating financial statements prior to the Petition Date) basis with its Subsidiaries, that shall be certified by a Responsible Officer, on behalf of the Borrower, to be complete and correct in all material respects and to present fairly, in accordance with GAAP, the financial position of the Borrower on a consolidated basis with its Subsidiaries as at the end of such period and the results of operations for such period, and for the elapsed portion of the year ended with the last day of such period.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except (i) as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein and (ii) with respect to unaudited statements, the absence of footnote disclosure and subject to year-end audit adjustments) consistently throughout the periods reflected therein and with prior periods.
          6.2 Certificates; Other Information. Furnish to the Administrative Agent which shall make such item available to each Lender (or, in the case of clause (j), to the relevant Lender):
     (a) [RESERVED];
     (b) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of the Borrower stating that the Responsible Officer executing such certificate on behalf of the Borrower has no knowledge of any Default or Event of Default except as specified in such certificate, (ii) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Loan Party with the provisions of this Agreement referred to therein, and (iii) in the case of quarterly or annual financial statements, to the extent not previously disclosed to the Administrative Agent, (1) a description of any change in the jurisdiction of organization of any Loan Party, (2) a description of any Domestic Subsidiary acquired or created, including name and jurisdiction of organization, and (3) a description of any Person that has become a Loan Party, in each case since the date of the most recent report delivered pursuant to this clause (iii) (or, in the case of the first such report so delivered, since the Closing Date);
     (c) as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of the Borrower executed by a Responsible Officer, on behalf of the Borrower, stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer executing such certificate, on behalf of the Borrower, has no reason to believe that such Projections are incorrect or misleading in any material respect and that whether or not any such Projections are in fact achieved are subject to significant uncertainties and contingencies, many of which are not within the control of the Borrower, and that no assurance can be given that such Projections will be realized, and actual results may vary from the projected results and such variations may be material.
     (d) concurrently with the delivery of any financial statements pursuant to Section 6.1(a) or (b), a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter;
     (e) within five days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC;
     (f) no later than Tuesday of every calendar week, commencing the first Tuesday following the Closing Date, a rolling 13-week cash flow projection of the Borrower and its Subsidiaries substantially in the form of the Initial Cash Flow Forecast (each, a “Cash Flow

Forecast”), certified by a Responsible Officer of the Borrower as being prepared based upon good faith estimates and assumptions that are believed by such Responsible Officer to be reasonable at the time made and that such Responsible Officer is not aware of (x) any information contained in such cash flow forecast which is false or misleading in any material respect or (y) any omission of information which causes such cash flow forecast to be false or misleading in any material respect (it being understood that any such forecasts are estimates and that actual results may vary materially from such forecasts);
     (g) no later than the fifteenth Business Day of every fiscal month, commencing for fiscal month August, a certificate of a Responsible Officer of the Borrower containing all information and calculations necessary for determining compliance with Section 7.1(b) as of the close of business on the last day of the previous fiscal month;
     (h) to the Administrative Agent and counsel to the Administrative Agent, contemporaneously upon such filing or distribution, copies of all pleadings, motions, applications, judicial information, financial information and other documents to be filed by or on behalf of the Borrower or any of the Guarantors with the Bankruptcy Court or the United States Trustee in the Cases, or to be distributed by or on behalf of the Borrower or any of the Guarantors to any official committee appointed in the Cases (other than (a) pleadings, motions applications or other filings which would reasonably be expected to be immaterial to the Administrative Agent and the Lenders or (b) emergency pleadings, motions or other filings where, despite such Debtor’s best efforts, such simultaneous notice is impracticable or (c) copies of pleadings and motions in connection with the DIP Facility or the Cash Collateral shall be delivered prior to such filing or distribution thereof) provided however, notwithstanding any of the foregoing to the contrary, the Loan Parties’ obligation in this clause (h) shall be deemed satisfied if and to the extent any of such information and documents is publicly available;
     (i) to the Administrative Agent on behalf of each Required Lender promptly following receipt thereof, copies of any documents described in Sections 101(k) or 101(l) of ERISA that, following reasonable request of the Administrative Agent (which right to request shall be exercised no more than once during a 12-month period), any Loan Party or any ERISA Affiliate shall have promptly requested from the administrator or sponsor of a Multiemployer Plan with respect to such Multiemployer Plan; and
     (j) promptly, subject to applicable confidentiality agreements of the Group Members, such reasonably available additional financial and other information as any Lender through the Administrative Agent may from time to time reasonably request.
Documents required to be delivered pursuant to Section 6.1, Section 6.2 or Section 6.7 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date received by the Administrative Agent. Each Lender shall be deemed to have received such documents on the date on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial or governmental third-party website or whether sponsored by the Administrative Agent); provided, that the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and, at the request of the Administrative Agent, provide by electronic mail electronic versions (i.e., soft copies) of such documents.
          6.3 Payment of Obligations. Except in accordance with the Bankruptcy Code or by an applicable order of the Bankruptcy Court, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, (i) all its post-petition material taxes and other material obligations of whatever nature that constitute administrative expenses under Section 503(b) of the Bankruptcy Code in the Cases, except, so long as no material property (other than money for such obligation and the interest or penalty accruing thereon) of any Loan Party is in danger of being lost or forfeited as a result thereof, no such obligation need be paid if the amount or validity thereof is currently being contested in good faith by appropriate proceedings and any required reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Loan Party and (ii) all material obligations arising from Contractual Obligations entered into after the Petition Date or from Contractual Obligations entered into prior to the Petition Date and assumed and which are permitted to be paid post-petition by order of the Bankruptcy Court that has been entered with the consent of (or non-objection by) the Administrative Agent.
          6.4 Maintenance of Existence; Compliance. (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) subject to the effect of the Cases, comply in all material respects with all Requirements of Law.
          6.5 Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted except as could not reasonably be expected to have a Material Adverse Effect and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.
          6.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (b) permit representatives of the Administrative Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time upon reasonable notice and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and managerial employees of the Group Members and with their independent certified public accountants, provided that an officer of the Borrower shall be provided reasonable opportunity to participate in any such discussion with the accountants, provided further that that such inspections shall be coordinated through the Administrative Agent. The Administrative Agent and the Lenders agree to use reasonable efforts to coordinate and manage the exercise of their rights under this Section 6.6 so as to minimize the disruption to the business of the Borrower and its Subsidiaries resulting therefrom.
          6.7 Notices. Promptly give notice to the Administrative Agent and each Lender of:
     (a) the occurrence of any Default or Event of Default;
     (b) any post-Petition Date litigation or proceeding affecting any Loan Party (i) in which the amount involved is $5,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought or (iii) which relates to any Loan Document;
     (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Event(s) that have occurred, could reasonably be expected to result in liability of any Loan Party or any of its ERISA Affiliates in an aggregate amount exceeding $5,000,000; and

     (d) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.
Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Loan Party proposes to take with respect thereto.
          6.8 Environmental Laws. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:
     (a) comply with, and take all commercially reasonable steps to ensure compliance by all tenants and subtenants, if any, with all applicable Environmental Laws, and obtain and comply with and maintain, and take all commercially reasonable steps to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.
     (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.
          6.9 Lender Conference Calls. On a regular basis (but in any event no less frequently than monthly if and to the extent requested by the Administrative Agent) at such times as the Borrower and the Administrative Agent shall agree, host a conference call with the Administrative Agent and the Lenders to discuss the performance of the business, strategic alternatives and other issues as the Administrative Agent may reasonably request.
          6.10 Collateral; Further Assurances. Subject to the Final Order:
     (a) Execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and take or cause to be taken such further actions (including the filing and recording of financing statements and other documents and Mortgages) which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents and the Final Order, all at the expense of the Loan Parties;
     (b) upon the request of the Administrative Agent (and subject to applicable legal and contractual restrictions), cause each of its wholly-owned Domestic Subsidiaries specified by the Administrative Agent to become a Guarantor, by executing a joinder agreement in a form specified by the Administrative Agent, and upon execution and delivery thereof, each such Person (i) shall automatically become a Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Administrative Agent in any property of such Loan Party which constitutes (or is a type which constitutes) Collateral; and
     (c) from after the date which is 30 days after the Closing Date (which period may be extended by the Administrative Agent from time to time in its sole discretion), maintain at all times substantially all of the cash and Cash Equivalents of the Loan Parties (other than cash and Cash Equivalents which are pledged to third parties to secure obligations of the Loan Parties) at an account or accounts with the Administrative Agent or any other financial institution that has entered into a control agreement in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 7. NEGATIVE COVENANTS
          Each Loan Party hereby jointly and severally agrees that, commencing on the Closing Date and so long as any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, they shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:
          7.1 Financial Covenants. (a) Minimum Cumulative Consolidated EBITDA. Permit the Consolidated EBITDA as at the last day of any Test Period ending on any date set forth below, to be less than the amount set forth below opposite such date:

Date	Cumulative Consolidated EBITDA

October 3, 2009	($25,000,000)

December 31, 2009	$65,000,000

April 3, 2010	$100,000,000

July 3, 2010	$200,000,000

October 2, 2010	$315,000,000
          (b) Minimum Liquidity. Permit Liquidity, as of the last day of any fiscal month, commencing August 1, 2009, to be less than the amount set forth below opposite such date

Date	Minimum Liquidity

August 1, 2009	$900,000,000

August 29, 2009	$900,000,000

October 3, 2009	$900,000,000

October 31, 2009	$900,000,000

November 28, 2009	$900,000,000

December 31, 2009	$900,000,000

January 30, 2010	$700,000,000

February 27, 2010	$700,000,000

April 3, 2010	$700,000,000

May 1, 2010	$700,000,000

May 29, 2010	$700,000,000

July 3, 2010	$700,000,000

July 31, 2010	$700,000,000

August 28, 2010	$700,000,000

October 2, 2010	$700,000,000
          (c) Limitation on Capital Expenditures. Permit the aggregate amount of Capital Expenditures made by the Loan Parties during any Test Period ending on any date set forth below to exceed the amount set forth opposite such date:

Date	Cumulative Capital Expenditure Amount

October 3, 2009	$50,000,000

December 31, 2009	$100,000,000

April 3, 2010	$140,000,000

July 3, 2010	$180,000,000

October 2, 2010	$230,000,000
          7.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:
     (a) Indebtedness of any Loan Party pursuant to any Loan Document;
     (b) intercompany Indebtedness incurred pursuant to any Investment permitted by Section 7.7(f) so long as any such Indebtedness owing by a Loan Party to any Person other than a Loan Party shall, in each case, be evidenced by an Intercompany Subordinated Note (other than, and solely to the extent that, such Intercompany Subordinated Note would be prohibited by any law or regulation of a jurisdiction where any such Person that is a Foreign Subsidiary is located or organized);
     (c) unsecured Guarantee Obligations incurred in the ordinary course of business by (i) the Borrower or any of its Subsidiaries of obligations of the Borrower or any Guarantor or (ii) any Subsidiary that is not Loan Party of any obligations of a Subsidiary that is not a Loan Party;
     (d) Indebtedness outstanding on the Petition Date and listed on Schedule 7.2(d) and, except with respect to any such Indebtedness of Debtors, any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof) (any such indebtedness, “Refinancing Indebtedness”); provided however that (i) to the extent such Refinancing Indebtedness refinances Indebtedness subordinated or pari passu to the Obligations, such Refinancing Indebtedness is subordinated or pari passu to the Obligations at least to the same extent as the Indebtedness being refunded or refinanced and (ii) the obligors in respect of such Refinancing Indebtedness (including in their capacities as primary obligor and guarantor) are the same as for the Indebtedness being refinanced;

     (e) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $15,000,000 at any one time outstanding;
     (f) additional Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount not to exceed (x) with respect to the Loan Parties, $15,000,000 and (y) with respect to Subsidiaries that are not Loan Parties, $50,000,000, in each case, at any one time outstanding;
     (g) Indebtedness of the Borrower or any of its Subsidiaries incurred after the Petition Date in respect of workers’ compensation claims, self-insurance obligations, performance, bid and surety bonds and completion guaranties, in each case in the ordinary course of business;
     (h) Indebtedness of the Borrower or any of its Subsidiaries incurred after the Petition Date arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by the Borrower or such Subsidiary in the ordinary course of business against insufficient funds, so long as such Indebtedness is repaid within five Business Days;
     (i) letters of credit issued for the account of any Group Member (including Specified Letters of Credit), so long as (1) the sum (without duplication) of (i) the aggregate undrawn face amount thereof, (ii) any unreimbursed obligations in respect thereof and (iii) the aggregate amount of pledges and deposits made pursuant to Section 7.3(t) below does not exceed $250,000,000 at any time and (2) at any time no more than $65,000,000 of such letters of credit shall be issued by Persons other than Lenders or affiliates thereof;
     (j) obligations of Chinese Subsidiaries in respect of Chinese Acceptance Notes in the ordinary course of business;
     (k) Indebtedness of a joint venture (including a joint venture which is treated as a Subsidiary as a result of FASB Interpretation No. 46 issued by the Financial Accounting Standards Board) as long as such Indebtedness is non-recourse to the Borrower or any other Subsidiary of the Borrower in an aggregate principal amount not to exceed $50,000,000 at any time;
     (l) Indebtedness incurred by any Group Member other than a Loan Party pursuant to working capital lines of credit or any overdraft line or other cash management system in an aggregate outstanding principal amount for all such Group Members at the close of business on any day not to exceed $75,000,000;
     (m) Indebtedness under tax-favored or government-sponsored financing transactions; provided that (i) the terms of such transactions and the Group Members party thereto have been approved by the Administrative Agent, (ii) such Indebtedness is not senior in right of payment to the Obligations, (iii) any Lien arising pursuant to such transactions is subordinated to the Liens on the Collateral securing the Obligations and (iv) the aggregate principal amount of such Indebtedness shall not exceed $25,000,000 at any time.
          7.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

     (a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto (if required by GAAP) are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP (or, in the case of Foreign Subsidiaries, generally accepted accounting principles in effect from time to time in their respective jurisdiction of organization);
     (b) landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier, construction or other like Liens in the ordinary course of business that are not overdue for a period of more than 45 days or that are being bonded or contested in good faith by appropriate proceedings;
     (c) (i) pledges or deposits made in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) Liens (A) of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon or (B) in favor of a banking institution or financial intermediary, encumbering amounts credited to deposit or securities accounts (including the right of set-off) arising in the ordinary course of business in connection with the maintenance of such accounts;
     (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds, utility payments and other obligations of a like nature incurred in the ordinary course of business;
     (e) zoning restrictions, survey exceptions and such matters as an accurate survey would disclose, mortgage rights, easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;
     (f) Liens in existence on the Petition Date and listed on Schedule 7.3(f) and, except with respect to Liens of Debtors, extensions, renewals and replacements of any such Liens so long as the principal amount of Indebtedness or other obligations secured thereby is not increased and so long as such Liens are not extended to any other property of the Borrower or any of its Subsidiaries;
     (g) Liens securing Indebtedness of the Borrower or any other Subsidiary incurred pursuant to Section 7.2(e) to finance the acquisition of fixed or capital assets; provided that (i) such Liens shall be created within 30 days of the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and proceeds thereof and (iii) the amount of Indebtedness secured thereby is not increased;
     (h) Liens created pursuant to this Agreement and the Final Order;
     (i) any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;
     (j) Liens with respect of leases, licenses, sublicenses or subleases granted to others not interfering in any material respect with the businesses of the Borrower or any of its Subsidiaries;

     (k) Liens with respect to operating leases not prohibited under this Agreement and entered into in the ordinary course of business;
     (l) Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Subsidiaries) $5,000,000 at any one time;
     (m) Liens on the assets of a Foreign Subsidiary and its Subsidiaries securing obligations of such Persons that are not prohibited by Section 7.2 so long as the aggregate outstanding principal amount of the obligations for borrowed money secured thereby does not exceed (as to all Foreign Subsidiaries) $15,000,000 at any one time;
     (n) receipt of progress payments and advances from customers in the ordinary course of business to the extent same creates a Lien on the related inventory and proceeds thereof;
     (o) Liens on the assets of joint ventures and their Subsidiaries securing obligations of such Persons that are not prohibited by Section 7.2 so long as such Liens do not encumber any assets or property of the Borrower or its other Subsidiaries;
     (p) attachment, judgment or other similar Liens securing judgments or decrees not constituting an Event of Default under Section 8.1(l) or securing appeal or other surety bonds related to such judgments or decrees;
     (q) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business;
     (r) statutory Liens and rights of offset arising in the ordinary course of business of the Borrower and its Subsidiaries;
     (s) Liens on assets of Foreign Subsidiaries securing Indebtedness of a Foreign Subsidiary permitted by Sections 7.2(f) and 7.2(k) and securing other obligations under the agreements governing or relating to such Indebtedness, so long as such Liens do not encumber the Capital Stock of the Borrower or any of its Subsidiaries;
     (t) pledges or deposits made to support any obligations of the Group Members (including cash collateral to secure obligations under letters of credit permitted pursuant to Section 7.2(i)) so long as (without duplication) the sum of (i) the aggregate undrawn face amount of letters of credit permitted pursuant to Section 7.2(i) above, (ii) any unreimbursed obligations in respect of letters of credit permitted pursuant to Section 7.2(i) above and (iii) the aggregate amount of such pledges and deposits does not exceed the limit set forth in Section 7.2(i);
     (u) Liens arising in connection with financing transactions permitted by Section 7.2(l), provided that such liens do not at any time encumber any property unless approved by the Administrative Agent and such Liens otherwise comply with Section 7.2(l);
     (v) the exchange or transfer within China of Chinese Acceptance Notes by Chinese Subsidiaries of the Borrower in the ordinary course of business; and

     (w) statutory Liens and Liens granted by any orders in any proceeding in connection with the CCAA Cases, in each case on any assets of any Canadian Subsidiaries of the Borrower.
          7.4 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:
     (a) any Subsidiary of the Borrower may be merged, consolidated with or into or transferred to the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with, into or to any Guarantor (provided that the Guarantor shall be the continuing or surviving corporation or simultaneously therewith, the continuing corporation shall become a Guarantor);
     (b) any Subsidiary of the Borrower that is not a Loan Party may be merged, consolidated, amalgamated, liquidated, wound-up, dissolved or all or substantially all of its property or business Disposed of with, into or to a Subsidiary that is not a Loan Party;
     (c) any Subsidiary of the Borrower may Dispose of any or all of its assets to the Borrower or any Guarantor (upon voluntary liquidation or otherwise); and
     (d) any Disposition otherwise permitted pursuant to Section 7.5 may be completed.
          7.5 Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:
     (a) the Disposition of obsolete or worn out property or property no longer useful in the business of the Borrower and its Subsidiaries, in each case in the ordinary course of business;
     (b) the Disposition of inventory or Cash Equivalents in the ordinary course of business;
     (c) Dispositions permitted by Section 7.4(c), Restricted Payments permitted by Section 7.6 and Investments permitted by Section 7.7;
     (d) the Disposition or issuance of any Subsidiary’s Capital Stock to the Borrower or any Guarantor;
     (e) the licensing and cross-licensing arrangements of technology or other intellectual property in the ordinary course of business;
     (f) the Disposition of any property or assets (i) to any Loan Party and (ii) by any Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party;
     (g) transfers of property as a result of any Recovery Event;
     (h) leases, occupancy agreements and subleases of property in the ordinary course of business;
     (i) the Disposition by the Borrower and certain of its Subsidiaries of account receivables of General Motors Corporation, Chrysler LLC and their affiliates and customary related property to special purpose vehicles established by General Motors Corporation and Chrysler LLC pursuant to the United States Department of the Treasury’s Auto Supplier Support Programs;
     (j) the Disposition of receivables and customary related assets pursuant to factoring programs on customary market terms for such transactions and with respect to receivables of, and generated by, Group Members that are not Loan Parties;
     (k) the Disposition for fair market value of certain assets in Sweden related to the transfer of certain programs to a competitor as previously disclosed to the Administrative Agent;
     (l) the exchange or transfer within China of Chinese Acceptance Notes by Chinese Subsidiaries of the Borrower; and
     (m) the Disposition of other property (other than receivables and customary related assets) having a fair market value not to exceed $50,000,000 in the aggregate; provided that the Net Cash Proceeds thereof are applied to prepay the Loans to the extent required by Section 2.9(b).
          7.6 Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Borrower or any Subsidiary of the Borrower, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary of the Borrower (collectively, “Restricted Payments”), except that (a) any Subsidiary may make Restricted Payments to any Loan Party, (b) any Subsidiary may make Restricted Payments to the Group Member that is its parent company so long as, in the case of any Restricted Payment made by a Loan Party, such parent company is also a Loan Party and (c) any Subsidiary may make Restricted Payments with respect to the Capital Stock of such Subsidiary, provided that each Group Member shareholder of such Subsidiary receives at least its ratable share thereof.
          7.7 Investments. Make any Investment except:
     (a) extensions of trade credit in the ordinary course of business;
     (b) Investments in Cash Equivalents;
     (c) Guarantee Obligations permitted by Section 7.2;
     (d) loans and advances to employees or directors of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses, provided that, in the case of the Loan Parties, the aggregate amount of such loans and advances shall not exceed $500,000 at any one time outstanding;
     (e) Investments in the business of the Borrower and its Subsidiaries made by the Borrower or any of its Subsidiaries with the proceeds of any Reinvestment Deferred Amount;
     (f) intercompany Investments by (i) any Group Member in the Borrower or any Person that, prior to such investment, is a Guarantor, (ii) by any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party, (iii) any Loan Party in a Foreign Subsidiary

to fund in the ordinary course of business foreign operations, (iv) by any Loan Party in any Subsidiary that is not a Loan Party, provided that the aggregate amount of Investments under clause (iv) in Subsidiaries that are organized under the laws of a Specified Jurisdiction shall not exceed $100,000,000 at any one time outstanding in the aggregate plus, without duplication, all cash returns of principal or capital, cash dividends and other cash returns received by any Loan Party after the date hereof from any Subsidiary that is organized under the laws of a Specified Jurisdiction;
     (g) Investments consisting of Indebtedness permitted by Section 7.2;
     (h) prepaid expenses and lease, utility, workers, compensation, performance and other similar deposits made in the ordinary course of business;
     (i) Investments (including debt obligations) received in the ordinary course of business by the Borrower or any Subsidiary in connection with the bankruptcy or reorganization of suppliers and customers and in settlement or delinquent obligations of, and other disputes with, customers and suppliers arising out of the ordinary course of business;
     (j) Investments in existence on the Petition Date;
     (k) Investments in Greenfield Holdings, LLC and Integrated Manufacturing and Assembly L.L.C. to the extent that such Investments are made in the ordinary course of a Loan Party’s business, for cash management purposes and not exceeding $25,000,000 at any one time outstanding plus, without duplication, all cash returns of principal or capital, cash dividends and other cash returns received by any Loan Party after the date hereof from Greenfield Holdings, LLC or Integrated Manufacturing and Assembly L.L.C.;
     (l) the Disposition or contribution by the Borrower and certain of its domestic Subsidiaries of certain metals and electronics assets to its existing Subsidiaries consistent with the restructuring plan including in the financial projections; and
     (m) in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount not to exceed $75,000,000 at any one time outstanding.
          7.8 Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than transactions among Group Members) unless such transaction is (a) otherwise permitted under this Agreement, or (b) in the ordinary course of business of the relevant Group Member, upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.
          7.9 Swap Agreements. Enter into any Swap Agreement except (a) Swap Agreements entered into to hedge or mitigate risks to which any Group Member has actual exposure (other than those in respect of Capital Stock of any Person) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investments of any Group Member, provided that in each case such agreements are not entered into for speculative purposes.

          7.10 Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.
          7.11 Negative Pledge Clauses. Enter into or permit to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) the Final Order, this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby and proceeds thereof), (c) the Prepetition Loan Documents and any agreement existing as of the Petition Date which has been assumed or which remains effective after the Petition Date, (d) customary provisions in joint venture agreements and similar agreements that restrict the transfer of assets of, or equity interests in, joint ventures, and (e) licenses or sublicenses by the Borrower and its Subsidiaries of intellectual property in the ordinary course of business (in which case, any prohibition or limitation shall only be effective against the intellectual property subject thereto).
          7.12 Clauses Restricting Subsidiary Distributions. Enter into or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents and the Prepetition Loan Documents, and any restrictions existing under or in connection with any other Indebtedness existing as of the Petition Date which has been assumed or which remains effective after the Petition Date, (ii) customary provisions in joint venture agreements and similar agreements that restrict the transfer of equity interests in joint ventures (which are not Subsidiaries of the Borrower) (in which case such restrictions shall relate only to assets of, or equity interests in, such joint venture), (iii) any restrictions regarding licenses or sublicenses by the Borrower and its Subsidiaries of intellectual property in the ordinary course of business (in which case such restriction shall relate only to such intellectual property), (iv) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the capital stock or assets of any Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary to be sold and such sale is permitted hereunder, (v) with respect to restrictions described in clause (a) of this Section 7.12, restrictions contained in agreements governing Indebtedness permitted by Section 7.2(c) hereof and (vi) with respect to restrictions described in clause (c) of this Section 7.12, restrictions contained in agreements governing Indebtedness permitted by Section 7.2(e) hereof (as long as such restrictions apply to the property financed thereby) and (k) (as long as such restrictions apply only to the assets of the applicable joint venture).
          7.13 Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto.
          7.14 Use of Proceeds. (a) Use the proceeds of the Loans for purposes other than those described in Section 4.15 or (b) use any portion of the Loans, the Collateral, the Carve Out or the Cash Collateral of the Prepetition Secured Parties to commence or prosecute any Prohibited Claim (provided that the restriction in the foregoing clause (b) does not apply to investigations of Prohibited Claims).

          7.15 Chapter 11 Claims. In the case of the Debtors, incur, create, assume, suffer to exist or permit any other Superpriority Claim or Lien on any Collateral which is senior to, or pari passu with, the Obligations hereunder, in each case except for the Carve-Out.
SECTION 8. EVENTS OF DEFAULT
          8.1 Events of Default. If any of the following events shall occur and be continuing on or after the occurrence of the Closing Date:
     (a) the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within three Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or
     (b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or
     (c) any Loan Party shall default in the observance or performance of any agreement contained in clause (ii) of Section 6.4(a) (with respect to the Borrower only), Section 6.7(a) or Section 7 of this Agreement; or
     (d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 10 days after notice thereof from the Administrative Agent or the Required Lenders to the Borrower; or
     (e) any Group Member (other than an Immaterial Subsidiary) shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans and, in case of the Debtors, any pre-Petition Date Indebtedness) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such post-Petition Date Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to post-Petition Date Indebtedness the outstanding principal amount (or the termination value, as applicable) of which exceeds in the aggregate $10,000,000; or

     (f) any of the Cases shall be dismissed or converted to a case under Chapter 7 of the Bankruptcy Code or a trustee under Chapter 11 of the Bankruptcy Code shall be appointed in any of the Cases; or
     (g) (i) an order of the Bankruptcy Court shall be entered granting another Superpriority Claim (other than the Carve-Out) or Lien pari passu with or senior to that granted (x) to the Lenders and the Administrative Agent pursuant to this Agreement and the Final Order, or (y) to the Prepetition Secured Parties pursuant to the Final Order (other than the Carve Out); (ii) an order of the Bankruptcy Court shall be entered reversing, staying for a period in excess of ten (10) days, vacating or otherwise amending, supplementing or modifying the Final Order without the written consent of the Administrative Agent and the Required Lenders; (iii) the Prepetition Secured Parties’ Cash Collateral shall be used in a manner inconsistent with the Final Order; (iv) an order of a court of competent jurisdiction shall be entered terminating the use of the Prepetition Secured Parties’ Cash Collateral; or (v) an order of the Bankruptcy Court shall be entered under Section 1106(b) of the Bankruptcy Code in any of the Cases appointing an examiner having enlarged powers relating to the operation of the business of the Loan Parties (i.e., powers beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code) and such order shall not be reversed or vacated within 30 days after the entry thereof;
     (h) any Loan Party shall make any payments relating to pre-Petition Date obligations other than (i) as permitted under the Final Order, (ii) in accordance with, and to the extent authorized by, a “first day” order reasonably satisfactory to the Administrative Agent and (iii) as otherwise permitted under this Agreement or by the Administrative Agent, including pursuant to the Final Order and in connection with adequate protection payments described in Section 2.20(c); or
     (i) the entry of an order granting relief from the automatic stay so as to allow a third party to proceed against any property of any Loan Party which has a value in excess of $10,000,000 in the aggregate; or
     (j) (i) the filing of any pleading by any Loan Party seeking, or otherwise consenting to, any of the matters set forth in paragraphs (f), (g), (h) or (i) above in this Section or (ii) any of the Debtors shall seek support for, or fail to contest in good faith any of the matters set forth in paragraphs (f), (g), (h) or (i) above in this Section; or
     (k) (i) an ERISA Event shall have occurred; (ii) a trustee shall be appointed by a United States district court to administer any Single Employer Plan, (iii) the PBGC shall institute proceedings to terminate any Single Employer Plan(s); (iv) any Loan Party or any of their respective ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; or (v) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or
     (l) one or more judgments or decrees required to be satisfied as an administrative expense claim shall be entered after the Petition Date against any Loan Party involving in the aggregate a liability (excluding any amounts paid or covered by insurance as to which the relevant insurance company has not denied coverage) of $10,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 45 days from the entry thereof; or
     (m) (i) except as permitted under the Final Order, any proceeding shall be commenced by any Loan Party seeking, or otherwise consenting to, (x) the invalidation, subordination or other challenging of the Superpriority Claims and Liens granted to secure the Obligations or (y) any relief under Section 506(c) of the Bankruptcy Code with respect to any Collateral or (ii) the Borrower or any Subsidiary shall file a motion, pleading or proceeding which could reasonably be expected to result in a material impairment of the rights or interests of the Lenders or a determination by a court with respect to a motion, pleading or proceeding brought by another party which results in such a material impairment; or
     (n) (i) the Bankruptcy Court shall confirm a plan in any of the Cases of the Debtors that does not provide for payment in full in cash of the Obligations (other than unasserted contingent obligations as long as such plan otherwise provides for payment of such obligations in a manner satisfactory to the Administrative Agent) on the Consummation Date or the assumption of the Obligations by the reorganized Debtors in accordance with Section 2.24, (ii) the Bankruptcy Court shall enter an order which dismisses any of the Cases of the Debtors and which does not provide for payment in full in cash of the Obligations (other than unasserted contingent obligations as long as such plan otherwise provides for payment of such obligations in a manner satisfactory to the Administrative Agent) or the assumption of the Obligations by the reorganized Debtors in accordance with Section 2.24 or (iii) any of the Debtors shall seek support for, or fail to contest in good faith to the filing or confirmation of, a plan or the entry of such an order described in clauses (i) or (ii) above; or
     (o) the Final Order shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Liens or Superpriority Claims created by the Final Order shall cease to be enforceable and of the same effect and priority purported to be created thereby other than by reason of the release thereof in accordance with the terms thereof; or
     (p) a Change of Control shall have occurred; or
     (q) the Debtors shall not have filed a Conforming Plan and the Disclosure Statement with the Bankruptcy Court on or before 210 days following the Petition Date, or such later date as may be agreed to by the Administrative Agent in its reasonable discretion; or
     (r) the Bankruptcy Court shall not have entered an order, in form and substance reasonably satisfactory to the Required Lenders, approving the Disclosure Statement on or before 275 days (plus the number of days by which the Scheduled Maturity Date shall have been extended pursuant to the Extension Option) following the Petition Date, or such later date as may be agreed to by the Administrative Agent in its reasonable discretion; or
     (s) the Bankruptcy Court shall not have entered an order, in form and substance reasonably satisfactory to the Required Lenders, confirming a Conforming Plan on or before 335 days (plus the number of days by which the Scheduled Maturity Date shall have been extended pursuant to the Extension Option) following the Petition Date, or such later date as may be agreed to by the Administrative Agent in its reasonable discretion; or
     (t) the Effective Date of a Conforming Plan shall not have occurred on or before 365 days (plus the number of days by which the Scheduled Maturity Date shall have been extended pursuant to the Extension Option) following the Petition Date, or such later date as may be agreed to by the Administrative Agent in its reasonable discretion; or
     (u) any material provision of this Agreement shall cease to be valid and binding on the Debtors or any Debtor shall file a motion, pleading or proceeding seeking, consenting to or asserting the invalidity of any material provision of this Agreement;
then, and in any such event, the Administrative Agent may, and, at the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower (with a copy to the Prepetition Agent, counsel for any statutory committee appointed in the Cases and to the United States Trustee), take one or more of the following actions, at the same or different times (provided that with respect to clause (iii) below and the enforcement of Liens or other remedies with respect to the Collateral under clause (iv) below, the Administrative Agent shall provide the Borrower (with a copy to the Prepetition Agent, counsel for any statutory committee appointed in the Cases and to the United States Trustee) with five Business Days’ written notice prior to taking the action contemplated thereby; provided, further, that upon receipt of the notice referred to in the immediately preceding clause, the Borrower may continue to make ordinary course and Carve-Out disbursements from the account referred to in clause (iii) below but may not withdraw or disburse any other amounts from such account) (in any hearing after the giving of the aforementioned notice, the only issue that may be raised by any party in opposition of any such action shall be whether, in fact, an Event of Default has occurred and is continuing): (i) terminate forthwith the Commitments; (ii) declare the Loans then outstanding to be forthwith due and payable, whereupon the principal of the Loans, together with accrued interest thereon and any unpaid accrued fees and all other Obligations of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties, anything contained herein or in any other Loan Document to the contrary notwithstanding; (iii) subject to the Final Order, set-off amounts held as cash collateral or in the accounts of the Loan Parties and apply such amounts to the Obligations of the Loan Parties hereunder and under the other Loan Documents in accordance with Section 11.3; and (iv) exercise any and all remedies under this Agreement, the Final Order, and applicable law available to the Administrative Agent and the Lenders.
SECTION 9. THE ADMINISTRATIVE AGENT
          9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.
          9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. The exculpatory provisions of this Agreement and of the other Loan

Documents shall apply to any such agent or attorney-in-fact and to their Related Parties (as defined below).
          9.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its respective officers, directors, employees, agents, advisors, attorneys-in-fact, or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.
          9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, facsimile or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.
          9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as they shall deem advisable in the best interests of the Lenders.

          9.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates.
          9.7 Indemnification. The Lenders agree to indemnify the Administrative Agent and its officers, directors, employees, agents, affiliates, advisors, and controlling persons’ (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Outstanding Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Outstanding Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind (including reasonable attorneys fees and expenses) whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.
          9.8 Agent in Its Individual Capacity. The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though the Administrative Agent were not the Administrative Agent. With respect to its Loans made or renewed by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

          9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 and of Section 12.5 shall continue to inure to its benefit.
          9.10 Execution of Loan Documents. The Lenders hereby empower and authorize the Administrative Agent, on behalf of the Lenders, to execute and deliver to the Loan Parties the other Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents. Each Lender agrees that any action taken by the Administrative Agent or the Required Lenders (or any other instructing group of Lenders specified by this Agreement) in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Administrative Agent or the Required Lenders (or any other instructing group of Lenders specified by this Agreement) of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.
SECTION 10. GUARANTEE
          10.1 Guarantee.
          (a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Lenders and their respective successors, indorsees, transferees and assigns permitted hereunder, the prompt and complete payment and performance by the Borrower (or, in the case of any Specified Letter of Credit, the relevant Group Member(s)) when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations;
          (b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor under this Section 10.1 and under the other Loan Documents shall in no event exceed the amount which is permitted under applicable federal and state laws relating to the insolvency of debtors.
          (c) Each Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 10 or affecting the rights and remedies of the Administrative Agent or any Lender hereunder.
          (d) The guarantee contained in this Section 10 shall remain in full force and effect until all the Obligations and the obligations of each Guarantor under the guarantee contained in this Section 10 shall have been satisfied by payment in full (other than unasserted contingent obligations) and the Commitments shall be terminated.

          (e) No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any Lender from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Obligations or any payment received or collected from such Guarantor in respect of the Obligations), remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until the Obligations are paid in full (other than unasserted contingent obligations) and the Commitments are terminated.
          10.2 Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 10.3. The provisions of this Section 10.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the Lenders, and each Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Guarantor hereunder.
          10.3 No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent or any Lender, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Borrower on account of the Obligations are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement.
          10.4 Amendments, etc. with respect to the Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender and any of the Obligations continued, and the Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and this Agreement and the other Loan Documents and any other documents executed and delivered in connection herewith or therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for the guarantee contained in this Section 10 or any property subject thereto.
          10.5 Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon the guarantee contained in this Section 10 or acceptance of the guarantee contained in this Section 10; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 10; and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 10. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Obligations. Each Guarantor understands and agrees that the guarantee contained in this Section 10 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of this Agreement or any other Loan Document, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Obligations, or of such Guarantor under the guarantee contained in this Section 10, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor, or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor, or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor, or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
          10.6 Reinstatement. The guarantee contained in this Section 10 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Loan Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Loan Party or any substantial part of its property, or otherwise, all as though such payments had not been made.
          10.7 Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars at the Funding Office.

SECTION 11. REMEDIES; APPLICATION OF PROCEEDS
          11.1 Remedies; Obtaining the Collateral Upon Default. Upon the occurrence and during the continuance of an Event of Default and with not fewer than 5 days’ prior written notice by the Administrative Agent (or such longer time as may be required pursuant to the terms of the Final Order), to the extent any such action is not inconsistent with the Final Order or Section 8, the Administrative Agent, in addition to any rights now or hereafter existing under applicable law, and without application to or order of the Bankruptcy Court, shall have all rights as a secured creditor under the Uniform Commercial Code in all relevant jurisdictions and may:
          (a) personally, or by agents or attorneys, immediately retake possession of the Collateral or any part thereof, from the Borrower, any Guarantor, or any other Person who then has possession of any part thereof with or without notice or process of law (but subject to any Requirements of Law), and for that purpose may enter upon the Borrower’s or any Guarantor’s premises where any of the Collateral is located and remove the same and use in connection with such removal any and all services, supplies, aids and other facilities of the Borrower, or such Guarantor;
          (b) instruct the obligor or obligors on any agreements, instrument or other obligation constituting the Collateral to make any payment required by the terms of such instrument or agreement directly to any Cash Collateral account;
          (c) sell, assign or otherwise liquidate, or direct any Loan Party to sell, assign or otherwise liquidate, any or all of the Collateral or any part thereof in accordance with Section 11.2, and take possession of the proceeds of any such sale, assignment or liquidation; and
          (d) take possession of the Collateral or any part thereof, by directing the Borrower and any Guarantor in writing to deliver the same to the Administrative Agent at any place or places designated by the Administrative Agent, in which event the Borrower and such Guarantor shall at its own expense:
     (i) forthwith cause the same to be moved to the place or places so designated by the Administrative Agent and there delivered to the Administrative Agent,
     (ii) store and keep any Collateral so delivered to the Administrative Agent at such place or places pending further action by the Administrative Agent as provided in Section 11.2, and
     (iii) while the Collateral shall be so stored and kept, provide such guards and maintenance services as shall be necessary to protect the same and to preserve and maintain them in good condition;
it being understood that the Borrower’s and each Guarantor’s obligation so to deliver the Collateral is of the essence of this Agreement and that, accordingly, upon application to the Bankruptcy Court, the Administrative Agent shall be entitled to a decree requiring specific performance by the Borrower or such Guarantor of such obligation.
          11.2 Remedies; Disposition of the Collateral. Upon the occurrence and during the continuance of an Event of Default and following not fewer than 5 days’ prior notice by the Administrative Agent (or such longer time as may be required pursuant to the terms of the Final Order), and to the extent not inconsistent with the Final Order or Section 8, without application to or order of the Bankruptcy Court, any Collateral repossessed by the Administrative Agent under or pursuant to Section

11.1 or the Final Order or otherwise, and any other Collateral whether or not so repossessed by the Administrative Agent, may be sold, assigned, leased or otherwise disposed of under one or more contracts or as an entirety, and without the necessity of gathering at the place of sale the property to be sold, and in general in such manner, at such time or times, at such place or places and on commercially reasonable terms, in compliance with any Requirements of Law. Any of the Collateral may be sold, leased or otherwise disposed of, in the condition in which the same existed when taken by the Administrative Agent or after any overhaul or repair which the Administrative Agent shall determine to be commercially reasonable. Any such disposition which shall be a private sale or other private proceeding permitted by applicable Requirements of Law shall be made upon not less than 10 days’ written notice to the Borrower specifying the time at which such disposition is to be made and the intended sale price or other consideration therefor, and shall be subject, for the 10 days after the giving of such notice, to the right of the Borrower or any nominee of the Borrower to acquire the Collateral involved at a price or for such other consideration at least equal to the intended sale price or other consideration so specified. Any such disposition which shall be a public sale permitted by applicable Requirements of Law shall be made upon not less than 10 days’ written notice to the Borrower specifying the time and place of such sale and, in the absence of applicable Requirement of Law, shall be by public auction (which may, at the Administrative Agent’s option, be subject to reserve), after publication of notice of such auction not less than 10 days prior thereto in USA Today and The Wall Street Journal, National Edition. Subject to Section 11.4, to the extent permitted by any such Requirement of Law, the Administrative Agent on behalf of the Lenders or any Lender may bid for and become the purchaser of the Collateral or any item thereof, offered for sale in accordance with this Section 11.2 without accountability to the Borrower, any Guarantor or the Prepetition Secured Parties (except to the extent of surplus money received). If, under mandatory Requirements of Law, the Administrative Agent shall be required to make disposition of the Collateral within a period of time which does not permit the giving of notice to the Borrower as hereinabove specified, the Administrative Agent need give the Borrower only such notice of disposition as shall be reasonably practicable.
          11.3 Application of Proceeds. (a) Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, (i) if the Administrative Agent takes action under Section 8 upon the occurrence and during the continuance of an Event of Default, any payment by any Loan Party on account of principal of and interest on the Loans and any proceeds arising out of any realization (including after foreclosure) upon the Collateral shall be applied as follows: first, to the payment of professional fees pursuant to the Carve Out, second, to the payment in full of all costs and out-of-pocket expenses (including without limitation, reasonable attorneys’ fees and disbursements) paid or incurred by the Administrative Agent or any of the Lenders in connection with any such realization upon the Collateral, and, third, pro rata in accordance with each Lender’s Outstanding Percentage, to the payment in full of the Loans and the Obligations (including any accrued and unpaid interest thereon, and any fees and other Obligations in respect thereof), and (ii) any payments or distributions of any kind or character, whether in cash, property or securities, made by any Loan Party or otherwise in a manner inconsistent with clause (i) of this Section 11.3(a) shall be held in trust and paid over or delivered to the Administrative Agent so that the priorities and requirements set forth in such clause (i) are satisfied.
          (b) It is understood that the Loan Parties shall remain liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the amount of the Obligations.
          11.4 WAIVER OF CLAIMS. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, THE BORROWER AND THE GUARANTORS HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW:
     (a) NOTICE AND JUDICIAL HEARING IN CONNECTION WITH THE ADMINISTRATIVE AGENT’S TAKING POSSESSION OR THE ADMINISTRATIVE

AGENT’S DISPOSITION OF ANY OF THE COLLATERAL, INCLUDING WITHOUT LIMITATION, ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES AND ANY SUCH RIGHT WHICH THE BORROWER OR ANY GUARANTOR WOULD OTHERWISE HAVE UNDER ANY REQUIREMENT OF LAW;
     (b) ALL DAMAGES OCCASIONED BY SUCH TAKING OF POSSESSION EXCEPT ANY DAMAGES WHICH ARE THE DIRECT RESULT OF THE ADMINISTRATIVE AGENT’S OR ANY LENDER’S BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT;
     (c) ALL OTHER REQUIREMENTS TO THE TIME, PLACE AND TERMS OF SALE OR OTHER REQUIREMENTS WITH RESPECT TO THE ENFORCEMENT OF THE ADMINISTRATIVE AGENT’S RIGHTS HEREUNDER; AND
     (d) ALL RIGHTS OF REDEMPTION, APPRAISEMENT, STAY, EXTENSION OR MORATORIUM NOW OR HEREAFTER IN FORCE UNDER ANY APPLICABLE LAW IN ORDER TO PREVENT OR DELAY THE ENFORCEMENT OF THIS AGREEMENT OR THE ABSOLUTE SALE OF THE COLLATERAL OR ANY PORTION THEREOF, AND EACH LOAN PARTY, FOR ITSELF AND ALL WHO MAY CLAIM UNDER IT, INSOFAR AS IT OR THEY NOW OR HEREAFTER LAWFULLY MAY, HEREBY WAIVES THE BENEFIT OF ALL SUCH LAWS.
          11.5 Remedies Cumulative. Each and every right, power and remedy hereby specifically given to the Administrative Agent and the Lenders shall be in addition to every other right, power and remedy specifically given under this Agreement, the Final Order or the other Loan Documents or now or hereafter existing at law or in equity, or by statute and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time or simultaneously and as often and in such order as may be deemed expedient by the Administrative Agent or any Lender. All such rights, powers and remedies shall be cumulative and the exercise or the beginning of exercise of one shall not be deemed a waiver of the right to exercise of any other or others. No delay or omission of the Administrative Agent or any Lender in the exercise of any such right, power or remedy and no renewal or extension of any of the Obligations shall impair any such right, power or remedy or shall be construed to be a waiver of any Default or Event of Default or an acquiescence therein. In the event that the Administrative Agent shall bring any suit to enforce any of its rights hereunder and shall be entitled to judgment, then in such suit the Administrative Agent may recover reasonable expenses, including reasonable attorneys’ fees, and the amounts thereof shall be included in such judgment.
          11.6 Discontinuance of Proceedings. In case the Administrative Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Administrative Agent, then and in every such case the Borrower, the Administrative Agent and each holder of any of the Obligations shall be restored to their former positions and rights hereunder with respect to the Collateral subject to the Liens granted under this Agreement and the Final Order, and all rights, remedies and powers of the Administrative Agent and the Lenders shall continue as if no such proceeding had been instituted.

SECTION 12. MISCELLANEOUS
          12.1 Amendments and Waivers. (a) Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 12.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders), (y) in connection with the waiver or extension of any mandatory prepayment hereunder, and (z) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 12.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Section 9 or any other provision of any Loan Document that affects the Administrative Agent without the written consent of the Administrative Agent; (v) release all or substantially all of the Collateral securing the Obligations or release all or substantially all of the Guarantors from their obligations under this Agreement, in each case without the written consent of all Lenders; or (vi) amend, modify or waive Section 8.1(n) without the written consent of all Lenders. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
          (b) The Borrower shall be permitted to replace any Lender that requests any payment under Section 2.16 or 2.17(a) or that does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained), with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (iii) the Borrower shall be liable to such replaced Lender under Section 2.18 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (iv) the replacement financial institution shall be reasonably satisfactory to the Administrative Agent, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 12.6 (provided that the Borrower shall be obligated to pay the processing and recordation fee referred to therein) and (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender. Any amendment supplement or modification hereof shall amend, supplement or modify the corresponding provision of the Exit Facility as may be agreed by the Administrative Agent and the Borrower without the consent of any other party.
          (c) Notwithstanding anything herein (including Section 12.1) to the contrary, the Loan Parties may (i) make any change to the Exit Facility with the consent of the Administrative Agent to the extent such change is not material or not adverse to the Lenders (or the lenders under the Exit Facility) (it being agreed that the Administrative Agent shall determine, in its reasonable discretion, whether such change is material or adverse, as the case may be) and (ii) make any change to the Exit Facility with the consent of the Administrative Agent and the Required Lenders; provided that any change to the Exit Facility that would require the consent of affected lenders or all lenders under the Exit Credit Agreement in accordance with Section 10.1 of the Exit Credit Agreement had the Exit Credit Agreement become effective and superseded this Agreement pursuant to Section 2.24 of this Agreement shall require the consent of affected Lenders or all Lenders, as applicable.
          12.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:	Lear Corporation
21557 Telegraph Road
Southfield, Michigan 48034
Attention: Shari L. Burgess
Telecopy: (248) 447-1593
Telephone: (248) 447-1580
Email: sburgess@lear.com

With copies to

Lear Corporation
21557 Telegraph Road
Southfield, Michigan 48034
Attention: Terrence B. Larkin
Telecopy: (248) 447-5126
Telephone: (248) 447-5123
Email: TLarkin@lear.com

With copies to (which shall not constitute a notice hereunder):

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Telecopy: (212) 446-6460
Telephone: (212) 446-4792

Email: Leonard.Klingbaum@kirkland.com

Winston & Strawn LLP
35 West Wacker Drive
Chicago, IL 60601-9703
Telecopy: (312) 558-5989
Telephone: (312) 558-5700
Email: CBoehrer@winston.com

Administrative Agent:	JPMorgan Chase Bank, N.A.
Attention: Douglas Jenks
Telecopy: (212) 622-4557
Telephone: (212) 622-4521
Email: douglas.jenks@chase.com

With copies to:

JPMorgan Chase Bank, N.A.
Attention: Goh Siew Tan
Telecopy: (212) 622-4556
Telephone: (212) 622-4575
Email: gohsiew.tan@jpmorgan.com

1111 Fannin Street, Floor 10
Houston, TX 77002
Attention: Alice Telles
Telecopy: (713) 750-2938
Telephone: (713) 750-7941
Email: alice.h.telles@jpmchase.com
provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.
          Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
          12.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

          12.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.
          12.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable, out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel and any financial advisor or third party consultants or appraisers to and of the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, including in connection with any work-out, restructuring, forbearance or other amendment providing relief to the Borrower, the other Loan Documents and any such other documents related thereto, including the reasonable fees and disbursements of counsel and any financial advisor or third party consultants or appraisers to the Administrative Agent and the reasonable fees and disbursements of counsel to the several Lenders; provided that, in the case of clauses (a) and (b), the Borrower shall not be obligated to so reimburse for more than one law firm (and, in addition to such law firm, any local counsel engaged in each relevant jurisdiction by such law firm) as counsel for the Lenders and the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents related thereto, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, agents, advisors, trustees and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever arising out of any litigation, investigation or proceeding with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents and instruments referred to therein, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 12.5 shall be payable not later than 10 days after a reasonably detailed written demand therefor. Statements payable by the Borrower pursuant to this Section 12.5 shall be submitted to Shari Burgess (Telecopy No. (248)

447-1593; Telephone No. 248-447-1580; and Email: sburgess@lear.com), at the address of the Borrower set forth in Section 12.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 12.5 shall survive repayment of the Loans and all other amounts payable hereunder.
          12.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section and (iii) no Lender may assign or otherwise transfer its rights or obligations hereunder to any Loan Party or any of its Affiliates.
          (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below and subject to paragraph (a)(iii) above, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Loan to a Lender, an affiliate of a Lender or an Approved Fund; and
     (ii) Assignments shall be subject to the following additional conditions:
     (A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless the Administrative Agent otherwise consents;
     (B) (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent; and
     (C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
          For the purposes of this Section 12.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.
     (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 12.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
     (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 12.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.7(b) as though it were a Lender, provided such Participant shall be subject to Section 12.7(a) as though it were a Lender.
     (ii) A Participant shall not be entitled to receive any greater payment under Section 2.16, 2.17 or 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.17 unless such Participant complies with Section 2.17(d).
     (iii) In the event that any Lender sells a participation in a Loan, such Lender shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of all participants in the Loans held by it and the principal amount (and stated interest thereon) of the portion of the Loan which is the subject of the participation (the “Participation Register”). A Loan may be participated in whole or in part only by registration of such participation on the Participation Register. Any transfer of such participation may be effected only by the Registration of such transfer on the Participation Register. The entries in the Participation Register shall be conclusive absent manifest error and such Lender shall treat such participants whose name is recorded in the Participation Register as the owner of such participation for all purposes of this Agreement, notwithstanding any notice to the contrary. The Participation Register shall be available for inspection by the Administrative Agent at any reasonable time upon reasonable prior notice.
          (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.
          (e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.
          (f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 12.6(b). Each of the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.
          12.7 Adjustments; Set-off. (a) Except to the extent that this Agreement, any other Loan Document or a court order expressly provides for payments to be allocated to a particular Lender or Lenders (including assignments made pursuant to Section 12.6), if any Lender (a “Benefited Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 8, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
          (b) Subject to (i) the Carve Out, (ii) the Final Order and (iii) after giving of the notice described in Section 8, notwithstanding the provisions of Section 362 of the Bankruptcy Code, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower or the Guarantors, any such notice being expressly waived by the Borrower and the Guarantors to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower or the Guarantors hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final but not any trust or fiduciary account), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower or the Guarantors, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.
          12.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
          12.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          12.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Loan Parties, the Administrative Agent, and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
          12.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.
          12.12 Submission To Jurisdiction; Waivers. (a) Each Loan Party hereby irrevocably and unconditionally:
     (i) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Bankruptcy Court and, if the Bankruptcy Court does not have (or abstains from) jurisdiction, to the non-exclusive general jurisdiction of any State or Federal court of competent jurisdiction sitting in New York County, New York;
     (ii) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
     (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Loan Party at its address set forth in Section 12.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
     (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
     (v) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.
          (b) Each of the Administrative Agent and each Lender hereby irrevocably and unconditionally (i) submits itself and its property in any legal action or proceeding arising as a result of a Debtor’s enforcement of the provisions contained in Section 12.14, to the exclusive general jurisdiction of the Bankruptcy Court, (ii) consents to the actions referred to in Section 12.14 being brought in such court and waives any objection that it may have now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party in care of the Administrative Agent at its address set forth in Section 12.2 or at such other address of which the Borrower shall have been notified pursuant thereto and (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.
          12.13 Absence of Prejudice to the Prepetition Lenders with Respect to Matters Before the Bankruptcy Court. No Loan Party will without the express consent of the Administrative Agent (a) mention in any pleading or argument before the Bankruptcy Court in support of, or in any way relating to, a position that Bankruptcy Court authorization should be granted on the ground that such authorization is permitted by this Agreement (unless a Person opposing any such pleading or argument relies on this Agreement to assert or question the propriety of such) or (b) in any way attempt to support a position before the Bankruptcy Court based on the provisions of this Agreement. The rights of the parties to the Prepetition Credit Agreement are fully reserved and preserved.
          12.14 Specific Performance of Obligation to Convert into Exit Facility. It is understood and agreed by the parties that money damages would not be a sufficient remedy for any breach by the Administrative Agent or the Lenders of their obligations under Section 2.24 to convert the DIP Facility into the Exit Facility upon satisfaction of the applicable conditions precedent and each non-breaching party shall be entitled to seek specific performance and injunctive or other equitable relief, including attorneys fees and costs, as a remedy of any such breach, and each party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy.
          12.15 Acknowledgements. Each Loan Party hereby acknowledges that:

     (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
     (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Loan Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
     (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Loan Parties and the Lenders.
          12.16 Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 12.1) to take any action requested by the Borrower having the effect of releasing, or subordinating any Lien on, any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 12.1 or (ii) under the circumstances described in paragraph (b) below.
          (b) At such time as the Loans and the other obligations under the Loan Documents shall have been paid in full, the Collateral shall be released from the Liens created by the Final Order, and all obligations related thereto (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party shall terminate, all without delivery of any instrument or performance of any act by any Person.
          12.17 Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee, (c) to its employees, officers, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, provided that such Persons have been advised of the confidentiality provisions hereof and are subject thereto, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with the Cases, any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.
          Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

          All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.
          12.18 WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
          12.19 Prepetition Credit Agreement Amendment; Adequate Protection. Each Lender that holds direct ownership in the loans under the Prepetition Credit Agreement shall, or in the case of a Lender that holds beneficial ownership in the loans under the Prepetition Credit Agreement through a participation, shall use commercially reasonable efforts to instruct its respective participant counterpart to: (a) to the extent not already a party thereto in such capacity, execute and deliver to the Borrower the Prepetition Credit Agreement Amendment and in any event by becoming a Lender shall be deemed to have agreed to said Prepetition Credit Agreement Amendment and (b) agree to the adequate protection provided for the Prepetition Credit Agreement in the Restructuring Term Sheet.
          12.20 Effectiveness. This Agreement shall become effective upon the execution and delivery of this Agreement by the Borrower, each Guarantor, the Administrative Agent and each Person listed on Schedule 1.1A, provided that the provisions of Sections 6, 7 and 8 shall not apply, and shall be of no force and effect, prior to the occurrence of the Closing Date.
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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

LEAR CORPORATION
By:
Name:
Title:

GUARANTORS: [ ]
By:
Name:
Title:

[ ]
By:
Name:
Title:

[ ]
By:
Name:
Title:

Signature Page to DIP Credit Agreement

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender
By:
Name:
Title:

Signature Page to DIP Credit Agreement

, as a Lender
By:
Name:
Title:

Signature Page to DIP Credit Agreement